Form 10KSB40, Exhibit 13
period 2000-12-31
SUN BANCSHARES INC
filed 2001-03-30
CIK 1105880

                                                                   EXHIBIT 13.1


                              SUN BANCSHARES, INC
                               2000 ANNUAL REPORT

                              SUN BANCSHARES, INC.

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----

Shareholders' Letter................................................................2
Selected Financial Data.............................................................3
Management's Discussion and Analysis.............................................4-12
Independent Auditors' Report.......................................................13
Consolidated Balance Sheets........................................................14
Consolidated Statements of Income..................................................15
Consolidated Statements of Changes in Shareholders' Equity.........................16
Consolidated Statements of Cash Flows..............................................17
Notes to Consolidated Financial Statements......................................18-30
Directors and Officers.............................................................31
Corporate Data.....................................................................32

                             SUN BANCSHARES, INC.


Dear Shareholder:

On November 15, 2000, we successfully opened SunBank, N.A. and are very pleased to report that our computer systems and operating programs came on line without any significant glitches. Our success, in this regard, is a direct result of having the right people in place. These are the same people that will deal with our most valuable asset, SunBank customers. We are excited about the opportunity to develop strong long-term relationships within our community. As a community bank, we understand fully and accept the responsibility of putting our customer first by providing personalized attention that can be hard to find in larger institutions.

SunBank would not have become a reality without the commitment from our Board of Directors. This is a local group of community and business leaders who are committed to building a true community bank where decisions are made locally by people you know and trust.

Although we opened in our modular building in the middle of the holiday season with potential customers distracted by Thanksgiving, Christmas and normal year-end activities, we still generated $1,939,343 in deposits and grew assets to $8,028,376 during a short fiscal period of forty-six (46) days. Additionally, we were also able to develop a loan pipeline of approximately $3,000,000 of loans that have been, for the most part, successfully closed since year-end. Finally, we were also able to finalize pre-opening and organizational accounting allocations and begin our new fiscal year on January 1, 2001.

While we develop a customer base from our temporary modular office in Murrells Inlet, we are also moving forward with the construction of our permanent office at the corner of U. S. Highway 17 and Riverwood Drive. We anticipate construction to begin later this summer of a two-story building containing approximately 10,000 square feet. The Georgetown office construction is well underway and should be completed during June, allowing us to open a full service bank in Georgetown during July. Our Market Manager, Lynn Wood Wilson, has been very active in the Georgetown community promoting SunBank and developing business in anticipation of our opening. We have been very well received and have obtained commitments from folks who are ready to move their banking relationship to SunBank.

We believe we have the right foundation in place to move forward with our vision of building a strong community financial institution.

Finally, but most importantly, we want to thank you, our Shareholder for making SunBank a reality. We pledge to commit all of our energy and resources to adding shareholder value to your investment.


Sincerely,


/s/ Thomas Bouchette                                 /s/ Dalton B. Floyd, Jr.

Thomas Bouchette                                     Dalton B. Floyd, Jr.
President/CEO                                        Chairman

                             SUN BANCSHARES, INC.

                            SELECTED FINANCIAL DATA

The following selected financial data for the year ended December 31, 2000 and for the period August 3, 1999 to December 31, 1999 is derived from the financial statements and other data of the Company. The financial statements for the year ended December 31, 2000 and for the period August 3, 1999 to December 31, 1999, were audited by Tourville, Simpson & Caskey, L.L.P., independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.


                                                                        2000                   1999
                                                                      -------                  -----
(Dollars in thousands)
INCOME STATEMENT DATA:
   Interest income                                                    $    67                  $  67
   Interest expense                                                        59                      1
                                                                      -------                  -----
   Net interest income (expense)                                            8                     (1)
   Provision for loan losses                                               15                     --
                                                                      -------                  -----
   Net interest income after provision for loan losses                     (7)                    (1)
   Noninterest income                                                      --                     --
   Noninterest expense                                                    698                    164
                                                                      -------                  -----
   Income (loss) before income taxes                                     (705)                  (165)
   Income tax expense (benefit)                                          (150)                    --
                                                                      -------                  -----
   Net income (loss)                                                  $  (555)                 $(165)
                                                                      =======                  =====

BALANCE SHEET DATA:
   Assets                                                             $ 8,028                  $  85
   Earning assets                                                       7,110                     --
   Loans (1)                                                              905                     --
   Allowance for loan losses                                              (15)                    --
   Deposits                                                             1,939                     --
   Borrowings                                                              --                    250
   Shareholders' equity                                                 6,060                   (165)

PER-SHARE DATA:
   Earnings (losses) per-share                                        $ (4.73)                 $  --
   Book value (period end)                                               8.47                     --
   Tangible book value (period end)                                      8.47                     --

CAPITAL AND LIQUIDITY RATIOS:
   Leverage (4.00% required minimum)                                    81.09%                    --
   Risk-based capital
     Tier 1                                                            204.94                     --
     Total                                                             205.44                     --

---------
(1)      Loans are stated at gross amounts before allowance for loan losses.

                             SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             BASIS OF PRESENTATION

The following discussion should be read in conjunction with the preceding "Selected Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                    GENERAL

Sun Bancshares, Inc., (the "Company") was incorporated as a South Carolina corporation on August 3, 1999, and became a bank holding company by acquiring all the issued and outstanding common stock of SunBank, N.A., (the "Bank"), in Murrells Inlet, South Carolina. The Bank began operations on November 15, 2000 and is the only subsidiary of the Company.

The Bank was chartered as a national bank and began business November 15, 2000 as a full-service commercial bank. The Bank offers personal and business checking accounts, money market accounts, savings accounts and various certificates of deposit and individual retirement accounts. The Bank also offers commercial, real estate, installment and other consumer loans. The Bank's real estate loans include commercial real estate, construction and development and residential real estate loans. In addition, the Bank provides such services as cashier's checks, safe-deposit boxes, traveler's checks, bank by mail, direct deposit and U.S. Savings Bonds. The Bank also offers MasterCard and Visa credit card services through a correspondent bank.

We plan to begin construction of our permanent main office facility, at 4200 Highway 17 Bypass in Murrells Inlet, South Carolina in Georgetown County, in the first quarter of 2001. Our permanent main office will be a two-story, traditional style building. We anticipate completion of the building in the fourth quarter of 2001. This area is the central location for business, residential, community and shopping in Murrells Inlet and is on a major highway serving the community.

We have begun construction of our branch office located at 1134 North Fraser Street in Georgetown, South Carolina. The branch office will be a one story, traditional style building with three drive-up windows and one ATM. We anticipate completion of the building in June 2001. The branch office is located in a high growth area in Georgetown near a new Wal-Mart Super Center and the Georgetown Hospital.

Organizing activities for the Company began in August 1999. Upon the completion of the application process with the Office of the Comptroller of the Currency for a national bank charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Company was ready to issue stock. In its initial public stock offering of October 27, 2000, the Company sold 715,000 shares of its common stock at a price of $10.00 per share. The offering resulted in capital totaling $6,779,216, net of selling expenses of $370,784. The Bank began operations on November 15, 2000 at 4367 Riverwood Drive, Murrells Inlet, South Carolina 29576. The following discussion should be read with an understanding of the Company's short history.

                             SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS

A comparison between 2000 and 1999 is not relevant since the Bank was only open for business 1.5 months in 2000.

For the year ended December 31, 2000

Net interest income for the year ended December 31, 2000 was $7,984. Total interest income was $67,229 and was partially offset by interest expense of $59,245. The primary components of interest income were interest from federal funds sold of $60,255 and interest from loans including fees, of $5,748.

The provision for loan losses was $15,000 in 2000. The charges to the provision were primarily to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income for the year ended December 31, 2000 totaled $324.

Noninterest expense for the year ended December 31, 2000 totaled $698,129. Noninterest expense included $674,702 in pre-opening expenses. Salaries and employee benefits totaled $281,287 for the year. Salaries included the cost of key personnel employed during the organizational process. Other operating expenses totaled $254,445 for the year. These expenses included a number of one-time expenses associated with opening the Bank.

The Company's net loss for the year ended December 31, 2000 was $554,821. The net loss for the year is after the recognition of an income tax benefit of $150,000. As stated earlier, the net loss includes pre-opening expenses of $674,702.

For the period August 3, 1999 to December 31, 1999

This period covered the initial organizational phase of the Company. Expenses totaling $164,796 were incurred during this period to organize and form the Company and the Bank.

                              NET INTEREST INCOME

General. Net interest income is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Company's net interest margin.

Average Balances, Income and Expenses and Rates. The table providing information relating to the Company's average balance sheet and average yields on assets and average costs on liabilities has not been presented due to the short period of time the Bank was open for business.

Analysis of Changes in Net Interest Income. Due to 2000 being the year of commencement, all interest income and expense is attributable to the volume of earning assets and interest-bearing liabilities, respectively.

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                             SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        NET INTEREST INCOME (continued)

The following table sets forth the Company's interest rate sensitivity at December 31, 2000.

INTEREST SENSITIVITY ANALYSIS



                                                      AFTER ONE     AFTER THREE                  GREATER THAN
                                                       THROUGH        THROUGH                      ONE YEAR
                                       WITHIN ONE      THREE          TWELVE         WITHIN        OR NON-
 (Dollars in thousands)                   MONTH        MONTHS         MONTHS        ONE YEAR      SENSITIVE       TOTAL
                                       ----------     ---------     -----------     --------     ------------    ------
ASSETS
Earning Assets
Loans                                    $   50        $  301        $   131         $  482        $  423        $  905
Nonmarketable securities                     --            --             --             --           195           195
Federal funds sold                        6,010            --             --          6,010            --         6,010
                                         ------        ------        -------         ------        ------        ------
Total earning assets                      6,060           301            131          6,492           618         7,110
                                         ------        ------        -------         ------        ------        ------

LIABILITIES
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits                             171            --             --            171            --           171
Savings deposits                          1,175            --             --          1,175            --         1,175
Time deposits                                --            28            358            386            --           386
                                         ------        ------        -------         ------        ------        ------
Total interest-bearing deposits           1,346            28            358          1,732            --         1,732
Total interest-bearing liabilities        1,346            28            358          1,732            --         1,732
                                         ------        ------        -------         ------        ------        ------
Period gap                               $4,714        $  273        $  (227)        $4,760        $  618
                                         ======        ======        =======         ======        ======
Cumulative gap                           $4,714        $4,987        $ 4,760         $4,760        $5,378
                                         ======        ======        =======         ======        ======
Ratio of cumulative gap to total          66.30%        70.14%         66.95%         66.95%        75.64%
 earning assets


The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds sold are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is asset sensitive over all periods presented. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes an asset-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                             SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                    PROVISION AND ALLOWANCE FOR LOAN LOSSES

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1.50% to 1.75% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to the Company's allowance for loan losses for the year ended December 31, 2000.

ALLOWANCE FOR LOAN LOSSES


(Dollars in thousands)                                                         2000
                                                                               ----

Total loans outstanding at end of period                                       $ 905
                                                                               -----
Average loans outstanding (annualized)                                         $  47
                                                                               =====
Balance of allowance for loan losses at beginning of period                    $  --
Loan losses:
  Commercial, financial and agricultural                                          --
  Real estate - mortgage
  Consumer                                                                        --
                                                                               -----
      Total loan losses                                                           --
                                                                               -----
Recoveries of previous loan losses:
  Commercial, financial and agricultural                                          --
  Real estate - mortgage
  Consumer                                                                        --
                                                                               -----
      Total recoveries                                                            --
                                                                               -----
Net loan losses                                                                   --
Provision for loan losses                                                         15
                                                                               -----
Balance of allowance for loan losses at end of period                          $  15
                                                                               =====
Allowance for loan losses to period end loans                                   1.66%

                              SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Nonperforming Assets.  There were no nonperforming assets at December 31, 2000.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial.

Potential Problem Loans. At December 31, 2000, the Company had not identified any criticized or classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. However, the overall objective of the Company has been to maintain the allowance for loan losses at approximately 1.50% to 1.75% of total loans to provide for potential problem loans.

                         NONINTEREST INCOME AND EXPENSE

Noninterest Income. Total noninterest income was $324 for the year ended December 31, 2000.

Noninterest Expense. Salaries and employee benefits, which totaled $281,287 for the year ended December 31, 2000, comprised the largest component of noninterest expense. Of this total, $207,523 related to salaries prior to the Bank's opening on November 15, 2000. Occupancy expense totaled $155,577 for the year ended December 31, 2000. Included in this total is rent expense of $123,467, of which $101,542 was incurred before the Bank opened. Other operating expense totaled $254,445 for the year. The majority of these expenses were associated with organizing the Bank and the Company.

The following table sets forth the primary components of noninterest expense for the year ended December 31, 2000, and for the period August 3, 1999 to December 31, 1999.




(Dollars in thousands)                                    2000                    1999
                                                          ----                    ----

Salaries and employee benefits                            $281                    $ 50
Rent expense                                               123                      --
Other occupancy expense                                     32                      --
Furniture and equipment expense                              7                      --
Professional fees                                           91                      80
Office supplies, forms, and stationery                      37                       6
Data processing                                             46                      --
Other                                                       81                      28
                                                          ----                    ----

 Total                                                    $698                    $164
                                                          ====                    ====

                             SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 EARNING ASSETS

Loans. Loans typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. At December 31, 2000, total loans were $905,147.

The following table sets forth the composition of the loan portfolio by category at December 31, 2000.

COMPOSITION OF LOAN PORTFOLIO



                                                     2000
                                         ---------------------------
(Dollars in thousands)                    AMOUNT    PERCENT OF TOTAL
                                         -------   -----------------
Commercial and industrial                $ 398           43.98%
Real estate:
  Mortgage-residential                     211           23.31
Consumer and other                         296           32.71
                                         -----          ------
    Total loans                            905          100.00%
                                                        ======
Allowance for loan losses                  (15)
                                         -----
   Net loans                             $ 890
                                         =====


The largest component of loans in the Company's loan portfolio is commercial and industrial loans. At December 31, 2000, commercial and industrial loans totaled $397,833 and represented 43.98% of the total loan portfolio.

Real estate mortgage loans-residential totaled $210,910 at December 31, 2000. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. The Bank had no nonresidential mortgage loans at December 31, 2000, which include commercial loans and other loans secured by multi-family properties and farmland. The demand for residential and commercial real estate loans in the Murrells Inlet market has remained stable.

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Consumer and other loans totaled $296,404 at December 31, 2000 and comprised 32.71% of the total portfolio.

The Company's loan portfolio reflects the diversity of its market. The Company's home office is located in Murrells Inlet, South Carolina. The economy of Murrells Inlet is heavily influenced by the restaurant and tourism industry. The close proximity to Myrtle Beach and the beaches of Litchfield and Pawleys Island make the area a popular tourist destination. As discussed, the Bank plans to also open a branch in Georgetown. While Georgetown is also affected by the coast, it contains elements of medium and light manufacturing such as paper mills.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2000.

                             SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (continued)

LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES



                                                          OVER ONE
                                                            YEAR
December 31, 2000                     ONE YEAR OR          THROUGH            OVER FIVE
 (Dollars in thousands)                  LESS             FIVE YEARS            YEARS               TOTAL
                                      -----------         ----------          ---------             -----
Commercial and industrial                $235                $163                $ --                $398
Real estate                               161                  50                  --                 211
Consumer and other                         86                 191                  19                 296
                                         ----                ----                ----                ----
                                         $482                $404                $ 19                $905
                                         ----                ----                ----                ----

 Loans maturing after one year with:
   Fixed interest rates                                                                              $423
   Floating interest rates                                                                             --
                                                                                                     ----
                                                                                                     $423
                                                                                                     ====


The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, totaled $6,010,000 at December 31, 2000. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis. Excess funds from the stock offering have been invested in overnight federal funds until the funds are needed to invest in higher yielding loans.

                                    DEPOSITS

At December 31, 2000, total deposits were $1,939,343.

The following table sets forth the deposits of the Company by category as of December 31, 2000.

DEPOSITS



                                                             2000
                                                 ----------------------------
(Dollars in thousands)                           AMOUNT      PERCENT OF TOTAL
                                                 -------     ----------------
Demand deposit accounts                          $  207           10.68%
NOW accounts                                        171            8.82
Money market accounts                             1,166           60.14
Savings accounts                                      9            0.46
Time deposits less than $100,000                    219           11.29
Time deposits of $100,000 or over                   167            8.61
                                                 ------          ------
     Total deposits                              $1,939          100.00%
                                                 ======          ======


Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $1,772,376 at December 31, 2000.

                             SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              DEPOSITS (continued)

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 46.67% at December 31, 2000. The maturity distribution of the Company's time deposits $100,000 and over at December 31, 2000, is set forth in the following table:

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE



                                                                                     AFTER SIX
                                                                     AFTER THREE      THROUGH
                                                      WITHIN THREE   THROUGH SIX       TWELVE      AFTER TWELVE
(Dollars in thousands)                                   MONTHS         MONTHS         MONTHS         MONTHS         TOTAL
                                                      ------------   -----------     ---------     ------------     ------
 Certificates of deposit of $100,000 or more             $ --           $ --           $ 167          $ --          $ 167

All time deposits of $100,000 or more had maturities within twelve months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

                                    CAPITAL

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

RISK-BASED CAPITAL RATIOS


 (Dollars in thousands)                                THE BANK             THE COMPANY
                                                       --------             -----------
December 31, 2000
  Tier 1 capital                                        $5,950                 $6,060
  Tier 2 capital                                            15                     15
                                                        ------                 ------
     Total qualifying capital                           $5,965                 $6,075
                                                        ======                 ======

Risk-adjusted total assets
 (including off-balance-sheet exposures)                $2,957                 $2,957
                                                        ======                 ======

Total assets                                            $8,026                 $8,028
                                                        ======                 ======

Risk-based capital ratios:
  Tier 1 risk-based capital ratio                       201.24%                204.94%
  Total risk-based capital ratio                        201.75%                205.44%
  Tier 1 leverage ratio                                  79.63%                 81.09%

                             SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                   LIQUIDITY MANAGEMENT AND CAPITAL RESOURCES

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

                              IMPACT OF INFLATION

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                   ACCOUNTING AND FINANCIAL REPORTING ISSUES

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

                             INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Bank faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Bank.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

                      TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                                  MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                            PRIVATE COMPANIES
R. JASON CASKEY, CPA                                          PRACTICE SECTIONS

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
DAVID J. WATKINS II, CPA



                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Sun Bancshares, Inc.
Murrells Inlet, South Carolina


We have audited the accompanying consolidated balance sheets of Sun Bancshares, Inc., as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 2000 and for the period August 3, 1999 to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sun Bancshares, Inc., as of December 31, 2000 and 1999, and the results of their operations and cash flows for the year ended December 31, 2000, and for the period August 3, 1999 to December 31, 1999, in conformity with generally accepted accounting principles.



Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
March 7, 2001

                             SUN BANCSHARES, INC.

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 2000 AND 1999

                                                                            2000                      1999
                                                                        -----------                 ---------
ASSETS:
  Cash and cash equivalents:
    Cash and due from banks                                             $   163,515                 $  10,750
    Federal funds sold                                                    6,010,000                        --
                                                                        -----------                 ---------
      Total cash and cash equivalents                                     6,173,515                    10,750
                                                                        -----------                 ---------

  Loans receivable:                                                         905,147
    Less allowance for loan losses                                          (15,000)                       --
                                                                        -----------                 ---------
     Loans, net                                                             890,147                        --

Premises, furniture & equipment, net                                        573,799                    30,740
Accrued interest receivable                                                   4,115                        --
Nonmarketable equity securities                                             195,000                        --
Other assets                                                                191,800                    43,724
                                                                        -----------                 ---------

      Total assets                                                      $ 8,028,376                 $  85,214
                                                                        ===========                 =========

LIABILITIES:
  Deposits:
    Noninterest-bearing transaction accounts                            $   207,226                 $      --
    Interest-bearing transaction accounts                                   170,840                        --
    Savings                                                               1,175,203                        --
    Time deposits $100,000 and over                                         166,967                        --
    Other time deposits                                                     219,107                        --
                                                                        -----------                 ---------
      Total deposits                                                      1,939,343                        --
                                                                        -----------                 ---------

  Borrowings                                                                     --                   250,000
  Accrued interest payable                                                    2,127                        --
  Other liabilities                                                          27,307                        --
                                                                        -----------                 ---------
      Total liabilities                                                   1,968,777                   250,000
                                                                        -----------                 ---------

Commitments and Contingencies (Notes 9, 11, and 15)

SHAREHOLDERS' EQUITY:
  Preferred stock, par value not stated; 2,000,000 shares                        --                        --
   authorized and unissued
  Common stock, par value not stated; 10,000,000 shares                   6,779,216                        10
   authorized; 715,000 and 1 shares issued and outstanding
   at December 31, 2000 and 1999, respectively
  Retained earnings (deficit)                                              (719,617)                 (164,796)
                                                                        -----------                 ---------
      Total shareholders' equity                                          6,059,599                  (164,786)
                                                                        -----------                 ---------

      Total liabilities and shareholders' equity                        $ 8,028,376                 $  85,214
                                                                        ===========                 =========

              The accompanying notes are an integral part of the
                      consolidated financial statements.

                             SUN BANCSHARES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
    FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIOD AUGUST 3, 1999
                             TO DECEMBER 31, 1999


                                                                             2000                     1999
                                                                          ---------                 ---------
INTEREST INCOME:
  Loans, including fees                                                   $   5,748                 $      --
  Federal funds sold                                                         60,255                        --
  Other interest income                                                       1,226                       237
                                                                          ---------                 ---------
     Total                                                                   67,229                       237
                                                                          ---------                 ---------

INTEREST EXPENSE:
  Time deposits $100,000 and over                                               505                        --
  Other deposits                                                              5,877                        --
  Other borrowings                                                           52,863                     1,146
                                                                          ---------                 ---------
     Total                                                                   59,245                     1,146
                                                                          ---------                 ---------

NET INTEREST INCOME (EXPENSE)                                                 7,984                      (909)

Provision for loan losses                                                    15,000                        --
                                                                          ---------                 ---------

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES                   (7,016)                     (909)
                                                                          ---------                 ---------

OTHER OPERATING INCOME:
  Service charges on deposit accounts                                           180                        --
  Other service charges, commissions, and fees                                  144                        --
                                                                          ---------                 ---------
     Total                                                                      324                        --
                                                                          ---------                 ---------

OTHER OPERATING EXPENSES:
  Salaries and employee benefits                                            281,287                    50,423
  Occupancy expense                                                         155,577                        --
  Furniture and equipment expense                                             6,820                        --
  Other operating expenses                                                  254,445                   113,464
                                                                          ---------                 ---------
     Total                                                                  698,129                   163,887
                                                                          ---------                 ---------

INCOME (LOSS) BEFORE INCOME TAXES                                          (704,821)                 (164,796)

Income tax expense (benefit)                                               (150,000)                       --
                                                                          ---------                 ---------

NET INCOME (LOSS)                                                         $(554,821)                $(164,796)
                                                                          =========                 =========

EARNINGS PER SHARE
  Average shares outstanding                                                117,213                        --
  Basic earnings (losses) per share                                       $   (4.73)                $      --
  Diluted earnings (losses) per share                                     $   (4.73)                $      --

              The accompanying notes are an integral part of the
                      consolidated financial statements.

                              SUN BANCSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 2000 AND
               FOR THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999

                                            COMMON STOCK
                                       ----------------------     RETAINED EARNINGS
                                        SHARES       AMOUNT           (DEFICIT)         TOTAL
                                       --------    ----------     -----------------   ----------

Issuance of common stock                      1    $       10         $       --      $       10

Net loss for the period                                                 (164,796)       (164,796)
                                       --------    ----------         ----------      ----------

BALANCE, DECEMBER 31, 1999                    1            10           (164,796)       (164,786)

Issuance of common stock                715,000     7,150,000                          7,150,000

Cancellation of common stock                 (1)          (10)                               (10)

Cost of common stock issuance                        (370,784)                          (370,784)

Net loss                                                                (554,821)       (554,821)
                                       --------    ----------         ----------      ----------

BALANCE, DECEMBER 31, 2000              715,000    $6,779,216         $ (719,617)     $6,059,599
                                       ========    ==========         ==========      ==========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              SUN BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 2000 AND
               FOR THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999

                                                                        2000           1999
                                                                     -----------    ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                    $  (554,821)   $ (164,796)
Adjustments to reconcile net income (loss) to net cash used
 by operating activities:
Provision for possible loan losses                                        15,000            --
Depreciation                                                              11,614            --
Deferred income tax provision (benefit)                                 (150,000)           --
Increase in interest receivable                                           (4,115)           --
Increase in interest payable                                               2,127            --
Increase in other assets                                                 (32,633)       (9,167)
Increase in other liabilities                                             27,307            --
                                                                     -----------    ----------
  Net cash used by operating activities                                 (685,521)     (173,963)
                                                                     -----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase in loans to customers                                      (905,147)           --
Purchase of premises and equipment                                      (554,673)      (30,740)
Purchase of Federal Reserve stock                                       (195,000)           --
                                                                     -----------    ----------
Net cash used by investing activities                                 (1,654,820)      (30,740)
                                                                     -----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, interest-bearing                      1,553,269            --
 transaction accounts and savings accounts
Net increase in time deposits                                            386,074            --
Net (decrease) increase in borrowings                                   (250,000)      250,000
Cancellation of common stock                                                 (10)
Proceeds from issuance of common stock                                 7,150,000            10
Costs of stock issuance                                                 (336,227)      (34,557)
                                                                     -----------    ----------
 Net cash provided by financing activities                             8,503,106       215,453
                                                                     -----------    ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                              6,162,765        10,750

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            10,750            --
                                                                     -----------    ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                             $ 6,173,515    $   10,750
                                                                     ===========    ==========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION - Sun Bancshares, Inc., (the Company), was incorporated on August 3, 1999 to organize and own all of the common stock of SunBank, N.A., (the Bank). SunBank, N.A., opened for business on November 15, 2000. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Horry County and Georgetown County, South Carolina. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation.

PRE-OPENING EXPENSES - The activities associated with organizing the Bank were conducted by the Company during the developmental stage period (August 3, 1999 to November 14, 2000).

On November 14, 2000, the close of the developmental stage period, the Company's balance sheet and income statement were as follows:

Cash and cash equivalents                        $  5,618,424
Premises and equipment                                397,391
Prepaid expenses                                       54,352
Accrued liabilities                                    (5,213)
Common stock subscription proceeds,
   net of $370,784 expenses of offering            (6,779,216)
                                                 ------------

Net pre-opening expenses                         $   (714,262)
                                                 ============

The total pre-opening expenses incurred during this period have been charged to income.

MANAGEMENT'S ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within Horry County and Georgetown County in South Carolina. The types of lending that the Company engages in are discussed in Note 3. The Company does not have any significant concentrations to any one industry or customer.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LOANS - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Company's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for temporary buildings of 1 year and furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the cost of the Company's investment in the stock of the Federal Reserve Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required by law of every national bank. At December 31, 2000, the Company's investment in Federal Reserve Bank stock was $195,000.

INCOME TAXES - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

PER SHARE AMOUNTS - Income or loss per share is computed by dividing earnings by the weighted average number of shares outstanding during the year. See Note 14.

STOCK-BASED COMPENSATION - Statement of Financial Accounting Standards (SFAS
123), "Accounting for Stock-Based Compensation," allows a company to either adopt the fair value method or continue using the intrinsic valuation method presented under Accounting Principles Board ("APB") Opinion 25 to account for stock-based compensation. The fair value method recommended in SFAS 123 requires compensation cost to be measured at the grant date based on the value of the award and to be recognized over the service period. The intrinsic value method measures compensation cost based on the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to use APB Opinion 25 to account for stock options granted and has disclosed in the footnotes pro forma net income and earnings per share information as if the fair value method had been used. See Note 13.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

During 2000, interest paid on deposits and other borrowings totaled $57,118. During the period August 3, 1999 to December 31, 1999, interest paid on other borrowings totaled $1,146.

There were no income tax payments in 2000 or for the period August 3, 1999 to December 31, 1999.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer. See Note 15.

RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

RECLASSIFICATIONS - Certain captions and amounts in the 1999 financial statements were reclassified to conform with the 2000 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Bank is required to maintain cash balances with the Bankers Bank sufficient to cover all cash letter transactions. At December 31, 2000, the requirement was met by the cash balance in the account and by the line available for federal funds.

NOTE 3 - LOANS

Major classifications of loans receivable at December 31, 2000 are summarized as follows:

                                    2000
                                  ---------

Real estate - mortgage            $ 210,910
Commercial and industrial           397,833
Consumer and other                  296,404
                                  ---------
    Total gross loans             $ 905,147
                                  =========

Transactions in the allowance for loan losses for the year ended December 31, 2000 are summarized below:

                                                   2000
                                                 --------

Balance, beginning of year                       $     --
Provision charged to operations                    15,000
Recoveries on loans previously charged-off             --
Loans charged-off                                      --
                                                 --------
Balance, end of year                             $ 15,000
                                                 ========

There were no loans in nonaccrual status and no loans past due ninety days or more and still accruing interest at December 31, 2000.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2000 and 1999:

                                         2000        1999
                                       --------    --------

Temporary buildings                    $133,143    $  9,000
Furniture and equipment                 286,444          --
Construction in progress                165,826      21,740
                                       --------    --------
Total                                   585,413      30,740
Less, accumulated depreciation           11,614          --
                                       --------    --------

Premises and equipment, net            $573,799    $ 30,740
                                       ========    ========

The Company has committed to spend approximately $620,000 to build a branch in Georgetown, South Carolina.

NOTE 5 - DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 was $166,967, all of which mature during 2001.

As of December 31, 2000, overdrafts in the amount of $3,818 were classified as loans.

NOTE 6 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

The ability of Sun Bancshares, Inc., to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. The undivided profits of the Bank at December 31, 2000 were negative and not available to pay cash dividends to the Company. At December 31, 2000, total shareholders' equity of the Bank was $5,950,383.

NOTE 7 - OTHER OPERATING EXPENSES

Other operating expenses for the year ended December 31, 2000 and for the period August 3, 1999 to December 31, 1999 are summarized below:

                                                   2000        1999
                                                 --------    --------

Professional fees                                $ 91,236    $ 80,470
Office supplies, forms, and stationery             36,546       4,821
Data processing                                    46,471          --
Other                                              80,192      28,173
                                                 --------    --------

Total                                            $254,445    $113,464
                                                 ========    ========

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES

Income tax expense (benefit) for the year ended December 31, 2000 and for the period August 3, 1999 to December 31, 1999 is summarized as follows:

                                               2000       1999
                                            ----------    ----

Change in deferred income taxes:
 Federal                                    $ (130,769)   $ --
 State                                         (19,231)     --
                                            ----------    ----

Income tax expense (benefit)                $ (150,000)   $ --
                                            ==========    ====

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999 are as follows:

                                                    2000          1999
                                                 ----------    ----------
Deferred tax assets:
 Allowance for loan losses                       $    5,851    $       --
 Net operating loss carryforward                     60,264        60,925
 Organization costs and preopening costs            276,543            --
 Depreciation                                           554            --
 Contribution carryforward                              472            --
                                                 ----------    ----------
   Total net deferred tax assets                    343,684        60,925
Less, valuation allowance                          (132,759)      (60,925)
                                                 ----------    ----------
   Net deferred tax asset recognized             $  150,000    $       --
                                                 ==========    ==========

Deferred tax assets represent the future tax benefit of deductible differences and, if its more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2000, management has determined that it is more likely than not that $150,000 of the total deferred tax asset will be realized, and accordingly, has established a valuation allowance of $193,684.

The Company has a net operating loss for income tax purposes of $150,681 as of December 31, 2000. This net operating loss expires in the year 2020.

A reconciliation between the income tax expense (benefit) and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the year ended December 31, 2000 and for the period August 3, 1999 (inception) to December 31, 1999 follows:

                                                                   2000          1999
                                                                ----------    ----------
Tax expense (benefit) at statutory rate                         $ (239,639)   $  (56,031)
State income tax, net of federal income tax benefit                (12,692)       (4,894)
Change in the deferred tax asset valuation allowance               132,759        60,925
Other                                                              (30,428)           --
                                                                ----------    ----------

   Income tax expense (benefit)                                 $ (150,000)   $       --
                                                                ==========    ==========

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - LEASES

As of December 31, 2000, the Company had entered into the following three leases:

LEASE OF MAIN OFFICE SITE - On April 28, 2000, the Company signed an agreement with Riverwood Enterprises, L.L.C., a South Carolina limited liability company, for the lease of the site of the permanent main office building. One of the Company's directors has a 50% ownership interest in Riverwood Enterprises. The amount of the annual rent for the first year of the lease is $90,000, with annual adjustments based on the consumer price index thereafter. The initial term of the lease is 30 years with renewal options for a total of 20 additional years. The lease calls for the Company to pay taxes, insurance and repairs on the leased property. Rental expense for this property was $63,750 for the year ended December 31, 2000.

LEASE OF SITE FOR TEMPORARY MAIN OFFICE - On November 1, 1999, the Company signed an agreement for the lease of a temporary main office site with Wachesaw Development, L.L.C., which is 100% owned by a director of the Company. The lease is on a month-to-month basis and is expected to end in the fourth quarter of 2001. The monthly rental rate is $2,000. The amount charged to earnings for rental expense of this property was $6,209 for the year ended December 31, 2000.

LEASE OF BRANCH OFFICE SITE - The Company entered into a lease agreement on November 12, 1999 for the lease of its branch office site, located in Georgetown, South Carolina. The amount of the annual rent for the first three years of the lease is $55,000 per year; beginning with the fourth year and every three years thereafter, the annual rent will be adjusted by the consumer price index. The initial term of the lease will be 30 years with renewal options for a total of 20 additional years. Rental expense for this property was $53,508 for the year ended December 31, 2000.

The above three leases are being accounted for as operating leases. Future minimum lease payments over the next five years under noncancellable operating lease agreements are as follows:

                                     2000
                                   ---------

         2001                      $ 169,000
         2002                        145,000
         2003                        145,000
         2004                        145,000
         2005                        145,000
                                   ---------
                                   $ 749,000
                                   =========

NOTE 10 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2000, the Company had related party loans totaling $378,853, all of which were made during 2000. There were no repayments in 2000.

Lease payments for the main office site in the amount of $63,750 and for the temporary main office in the amount of $6,209 were made to directors for the year ended December 31, 2000.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2000, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - STOCK WARRANTS

In accordance with the provision of the Company's initial public stock offering, the directors received stock warrants which give them the right to purchase 291,350 shares of the Company's common stock at a price of $10.00 per share. The warrants vest equally over a three-year period beginning November 1, 2001 and expire on November 1, 2010 or ninety days after the warrant holder ceases to serve as a member of the Board of Directors.

As of December 31, 2000, none of the warrants had been exercised or cancelled, nor were any of them exercisable.

NOTE 13 - STOCK COMPENSATION PLAN

Effective July 17, 2000, the Company adopted an Incentive Stock Option Plan (the
Plan). The Plan provides for the granting of 100,000 stock options to purchase up to 100,000 shares, adjusted for stock dividends, of the Company's common stock, to officers, employees, directors, and organizers of the Company. The Company may grant awards for a term of up to ten years from the effective date of grant. The per-share exercise price will be determined by the Board of Directors, except that the exercise price of an incentive stock option may not be less than fair market value of the common stock on the grant date, or less than 110% of the fair value if the grantee owns more than 10% of the outstanding common stock of the Company or its affiliates. The per-share exercise price of non-incentive stock options will not be less than the fair value of a share on the date of grant. Issued options will vest ratably over five years beginning one year from the date of grant. At December 31, 2000, the Company had 49,250 options available for grant.

As discussed in Note 1, the Company applies APB Opinion 25 in accounting for its stock compensation plan. Accordingly, no compensation cost has been recognized for any options issued by the Company. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

Net income (loss):
 As reported                                $ (554,821)
 Pro forma                                    (556,513)

Basic earnings (losses) per share:
 As reported                                $    (4.73)
 Pro forma                                       (4.75)

Diluted earnings (losses) per share:
 As reported                                $    (4.73)
 Pro forma                                       (4.75)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000: dividend yield of 0 percent for the year; expected volatility of 0 percent; risk-free interest rate of 5.74 percent; and expected life of 10 years.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2000 is $4.32.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK COMPENSATION PLAN (continued)

A summary of the status of the Company's stock option plan as of December 31, 2000, and changes during the period is presented below:

                                                     WEIGHTED
                                                     AVERAGE
                                                     EXERCISE
                                            SHARES    PRICE
                                            ------   --------

Outstanding at beginning of period              --    $   --
Granted                                     50,750     10.00
Exercised                                       --        --
Cancelled                                       --        --
                                            ------

Outstanding at end of year                  50,750    $10.00
                                            ======

There were no options exercisable at December 31, 2000.

NOTE 14 - EARNINGS PER SHARE

Net income (loss) per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Net income (loss) per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. There were no dilutive common share equivalents outstanding during 2000; therefore, basic earnings per share and diluted earnings per share were the same for 2000.

                                                              2000
                                                           ----------

Net income (loss) per share - basic computation:

Net income (loss) available to common shareholders         $ (554,821)
                                                           ==========

Average common shares outstanding - basic                     117,213
                                                           ==========

Net income (loss) per share - basic                        $    (4.73)
                                                           ==========

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (continued)

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2000.

                                               2000
                                             ---------
Commitments to extend credit                 $ 449,117
Standby letters of credit                           --

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Horry County, Georgetown County and surrounding areas.

NOTE 16 - REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to total assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2000.

                                                                                                  TO BE WELL-
                                                                                               CAPITALIZED UNDER
                                                                            FOR CAPITAL        PROMPT CORRECTIVE
                                                        ACTUAL           ADEQUACY PURPOSES     ACTION PROVISIONS
                                                 --------------------    ------------------    ------------------
                                                   AMOUNT      RATIO      AMOUNT      RATIO     AMOUNT      RATIO
                                                 ----------    ------    --------     -----    --------     -----

December 31, 2000
 Total capital (to risk-weighted assets)         $5,965,383    201.75%   $236,546      8.00%   $295,682     10.00%
 Tier 1 capital (to risk-weighted assets)         5,950,383    201.24%    118,273      4.00%    177,409      6.00%
 Tier 1 capital (to average assets)               5,950,383     79.63%    298,906      4.00%    373,632      5.00%

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - REGULATORY MATTERS (continued)

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies less than $150,000,000 in consolidated assets.

NOTE 17 - UNUSED LINES OF CREDIT

As of December 31, 2000, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $1,500,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

Nonmarketable Equity Securities - The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities. Rates at December 31, 2000 approximate those in effect during the Company's operations from November 15, 2000 through December 31, 2000.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. Rates at December 31, 2000 approximate those in effect during the Company's operations from November 15, 2000 through December 31, 2000.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-balance-sheet Financial Instruments - The carrying amount for loan commitments which are off-balance-sheet financial instruments, approximates the fair value since the obligations are typically based on current market rates.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2000 were as follows:

                                                                       2000
                                                             CARRYING     ESTIMATED FAIR
                                                              AMOUNT           VALUE
                                                           ------------   --------------
FINANCIAL ASSETS:
 Cash and due from banks                                   $    163,515    $    163,515
 Federal funds sold                                           6,010,000       6,010,000
 Nonmarketable equity securities                                195,000         195,000
 Loans                                                          905,147         905,147
 Allowance for loan losses                                      (15,000)        (15,000)
 Accrued interest receivable                                      4,115           4,115

FINANCIAL LIABILITIES:
 Demand deposit, interest-bearing transaction,             $  1,553,269    $  1,553,269
    and savings accounts
 Certificates of deposit and other time deposits                386,074         386,074
 Accrued interest payable                                         2,127           2,127

                                                 NOTIONAL    ESTIMATED FAIR
                                                  AMOUNT         VALUE
                                                 --------       --------
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
 Commitments to extend credit                    $449,117       $449,117
 Standby letters of credit                             --             --

NOTE 19 - EMPLOYMENT CONTRACT

Sun Bancshares, Inc., has a three-year employment contract with its President. Subject to certain conditions, at the end of the initial three-year term of the contract, the contract shall be extended for an additional year so that the remaining term of the contract will be one year.

In accordance with the contract, the President was paid a $10,000 cash bonus on the date the Bank opened for business and shall be eligible to receive an annual cash bonus not to exceed 5% of the Bank's pretax income if the Bank achieves certain performance levels established by the Board of Directors.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - SUN BANCSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements of Sun Bancshares, Inc. (Parent Company Only).

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                         2000          1999
                                                      ----------    ----------
ASSETS
 Cash                                                 $  109,216    $   10,750
 Investment in banking subsidiary                      5,950,383            --
 Other assets                                                 --        74,464
                                                      ----------    ----------

   Total assets                                       $6,059,599    $   85,214
                                                      ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
 Borrowings                                           $       --    $  250,000

 Shareholders' equity (deficit)                        6,059,599      (164,786)
                                                      ----------    ----------

   Total liabilities and shareholders' equity         $6,059,599    $   85,214
                                                      ==========    ==========

                              STATEMENTS OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 2000 AND
               FOR THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999

                                                                            2000              1999
                                                                         ----------        ----------

Income - Interest                                                        $       --        $      237

Expenses - Organizational                                                    50,000           165,033
                                                                         ----------        ----------

Income (loss) before income taxes and equity in                             (50,000)         (164,796)
 undistributed losses of banking subsidiary

Income tax expense (benefit)                                                     --                --

Equity in undistributed earnings (losses) of banking subsidiary            (504,821)               --
                                                                         ----------        ----------

NET INCOME (LOSS)                                                        $ (554,821)       $ (164,796)
                                                                         ==========        ==========

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - SUN BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)

                            STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 2000 AND
               FOR THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999

                                                                                 2000              1999
                                                                              ----------        ----------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                                            $ (554,821)       $ (164,796)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
 Equity in loss of banking subsidiary                                            504,821                --
 Pre-opening expenses transferred to the Bank                                    164,796
 Decrease (increase) in other assets                                              39,907            (9,167)
                                                                              ----------        ----------
 Net cash provided (used) by operating activities                                154,703          (173,963)
                                                                              ----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Cancellation of common stock                                                        (10)               --
 Purchase of Bank's common stock                                              (6,620,000)               --
 Purchase of premises and equipment                                                   --           (30,740)
                                                                              ----------        ----------
 Net cash used by investing activities                                        (6,620,010)          (30,740)
                                                                              ----------        ----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net (decrease) increase from borrowings                                        (250,000)          250,000
 Issuance of common stock                                                      7,150,000                10
 Costs of stock issuance                                                        (336,227)          (34,557)
                                                                              ----------        ----------
 Net cash provided by financing activities                                     6,563,773           215,453
                                                                              ----------        ----------

INCREASE IN CASH                                                                  98,466            10,750

CASH, BEGINNING OF PERIOD                                                         10,750                --
                                                                              ----------        ----------

CASH, ENDING OF PERIOD                                                        $  109,216        $   10,750
                                                                              ==========        ==========

                              SUN BANCSHARES, INC.

                               BOARD OF DIRECTORS

Thomas Bouchette........................................................President, Sun Bancshares, Inc. and
                                                       President and Chief Executive Officer, SunBank, N.A.

Dalton B. Floyd, Jr.........................................................Attorney, The Floyd Law Firm PC
                                                              Chief Executive Officer, Sun Bancshares, Inc.

Edsel J. ("Coupe") DeVille...............................................Director of Community Development,
                                                                                  Commercial Landtec, Corp.

John S. Divine, III.........................................................Co-owner, Divine Holdings, LLC,
                                                                         Co-Owner, Divine Restaurants, Inc.

Jeanne Louise Fourrier-Eggart..................................................................Periodontist

David E. Grabeman...................................................................................Dentist

Richard Edwin Heath.............................Certified Public Accountant and Certified Valuation Analyst

Paul John Hletko...............................................................................Pediatrician

Judy B. Long..............................................Sole/part owner of Four Seasons, Screen Printing,
                                                        Sports Spectacular, Inc., Super Sports Spectacular,
                                                                                Carol, Inc., and Fins, Inc.

Georgie B. Martin..............................................................Owner, Garden City Pavilion;
                                                               President and Owner, Independent Coin, Inc.;
                                                          President and Co-Owner, Martin Coin Machine, Inc.

Thomas O. Morris, Jr...........................................Pharmacist, Owner, Hemingway Pharmacy, Inc.;
                                                                                   Owner, Home Medical Care

Joel A. Pellicci....................................................President and Owner, Jo-Lin Enterprises

Donald E. Perry.............................................President and Co-Owner, Lakewood Camping Resort

Chandler C. Prosser....................................President and Owner of Prosser Realty Company, Inc.;
                                                                      Co-Owner, Grove Development, LLC; and
                                                                       Managing Partner, Wachesaw Golf, LLC

Larry N. Prosser.....................................................President and Owner, Glenn's Bay, Inc.

                                 SENIOR OFFICERS

             Thomas Bouchette                          Randy L. Carmon
  President and Chief Executive Officer            Chief Financial Officer
                                              and Principal Accounting Officer

             John L. Truelove                         Lynn Wood Wilson
          Senior Lending Officer                       Vice President
                                                       Georgetown Area
                                                      Executive Officer

                                 CORPORATE DATA

                                 ANNUAL MEETING:

The Annual Meeting of Shareholders of Sun Bancshares, Inc., will be held at Belin Memorial United Methodist Church, Murrells Inlet, South Carolina on Monday May 14, 2001, at 4:30 p.m.

CORPORATE OFFICE:                          GENERAL COUNSEL:
----------------                           ---------------

4367 Riverwood Drive                       Powell, Goldstein Frazer and Murphy, LLP
Post Office Box 1359                       16th Floor
Murrells Inlet, South Carolina 29576       191 Peachtree Street, N.E.
Phone (843) 357-7007                       Atlanta, Georgia 30303
Fax (843) 357-7008

STOCK TRANSFER DEPARTMENT:                 INDEPENDENT AUDITORS:
--------------------------                 ---------------------

Sun Trust Bank                             Tourville, Simpson & Caskey, L.L.P.
Mail Code 258                              500 Taylor Street, Suite 101
Post Office Box 4625                       Post Office Box 1769
Atlanta, Georgia 30302                     Columbia, S.C. 29202

STOCK INFORMATION:

The Common Stock of Sun Bancshares, Inc., is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "SNBA." There were approximately 450 shareholders of record on December 31, 2000.