Form 10KSB, Exhibit 13
period 2001-12-31
SUN BANCSHARES INC
filed 2002-03-29
CIK 1105880

SUN BANCSHARES, INC.

                               2001 Annual Report

                                    SUN BANCSHARES, INC.




                                     TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     -----
Shareholders' Letter. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Management's Discussion and Analysis. . . . . . . . . . . . . . . . . . . . . . . . . 4-16
Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income . . 20
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . 21
Notes to Consolidated Financial Statements. . . . . . . . . . . . . . . . . . . . .  22-36
Directors and Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
Corporate Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

                              SUN BANCSHARES, INC.


Dear  Shareholder:

We will always remember our first full year of operations since 2001 was a very eventful year not only for us, but for our country and community as well. We had the terrorist attacks in New York and Washington, the decline in the stock market, the decline in interest rates to the lowest level they have been in over twenty-five years and the Enron collapse, which is the largest bankruptcy in United States history. These events made it extremely challenging for a new bank; however, we are proud of the fact that we grew assets by $17,320,666 to a total of $25,349,042 at December 31, 2001. In addition, at December 31, 2001 we had $16,238,315 in loans and $19,200,114 in deposits. Even with the significant increase in assets, we were well capitalized at year-end.

During 2001 we completed the construction of our Georgetown branch, which was opened on July 9, 2001. Although we have been operating our main office out of a temporary building since we opened on November 15, 2000, we are very pleased with the level of support we have received from our community. The construction of our new two-story, main office facility will begin during April 2002. We anticipate completion of the building in the fourth quarter of 2002, which will allow us to occupy it during January 2003. The new building should help us generate more walk in traffic, especially for people relocating to our community. While bricks and mortar generate interest because of visibility, we realize it takes superior customer service to build relationships. Regardless of the buildings we occupy or how big we get, providing "old time personal service" will always be the building foundation for SunBank.

As large regional banks continue to merge and become even larger, we will capitalize on opportunities to build SunBank with a "one customer at a time" approach. We believe we have the right people in the right place at the right time that will enable us compete favorably with these larger institutions. Additionally, we believe our offices are strategically located in our market area. The new Waccamaw community hospital is in the process of being built directly across the street from our permanent office site and construction is in the early stages on a new 40,000 square foot medical office where our temporary office is now. There are several other projects in early stages that will add to the explosive growth in the South Strand market. Our Georgetown location affords us the opportunity to be the most visible bank in town because of our proximity to the Hospital, the post office, and Wal-Mart.

Our employees, board members, and ourselves never forget that our shareholders make everything we do possible. Finally, we want take this opportunity to thank you for your support and reaffirm our pledge to use all of our energy and talent to increase shareholders' value.


Sincerely,

/s/  Thomas  Bouchette                         /s/  Dalton  B.  Floyd,  Jr.

Thomas  Bouchette                              Dalton  B.  Floyd,  Jr.
President/CEO                                  Chairman

                              SUN BANCSHARES, INC.

                            SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 2001 and 2000 and for the period August 3, 1999 to December 31, 1999, is derived from the financial statements and other data of the Company. The financial statements for the years ended December 31, 2001 and 2000 and for the period August 3, 1999 to December 31, 1999, were audited by Tourville, Simpson & Caskey, L.L.P., independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                                                2001       2000     1999
                                                              ---------  --------  ------
(Dollars in thousands, except per share)
INCOME STATEMENT DATA:
 Interest income                                              $ 1,072    $    67   $   -
 Interest expense                                                 412         59       1
                                                              ---------  --------  ------
 Net interest income (expense)                                    660          8      (1)
 Provision for loan losses                                        150         15       -
                                                              ---------  --------  ------
 Net interest income (loss) after provision for loan losses       510         (7)     (1)
 Noninterest income                                                77          -       -
 Noninterest expense                                            1,601        698     164
                                                              ---------  --------  ------
 Loss before income taxes                                      (1,014)      (705)   (165)
 Income tax benefit                                              (383)      (150)      -
                                                              ---------  --------  ------

  Net loss                                                    $  (631)   $  (555)  $(165)
                                                              =========  ========  ======

BALANCE SHEET DATA:
 Assets                                                       $25,349    $ 8,028   $  85
 Earning assets                                                22,121      7,110       -
 Securities (1)                                                 4,384
 Loans (2)                                                     16,238        905       -
 Allowance for loan losses                                       (165)       (15)      -
 Deposits                                                      19,200      1,939       -
 Securities sold under agreement to repurchase                    500          -       -
 Other borrowings                                                   -          -     250
 Shareholdersequity                                             5,442      6,060    (165)

PER-SHARE DATA:
 Earnings (losses) per-share                                  $ (0.88)   $(4.73)  $   -
 Book value (period end)                                         7.61      8.47       -
 Tangible book value (period end)                                7.61      8.47       -

PERFORMANCE RATIOS (3):
 Return on average assets                                       (3.54)%       -       -
 Return on average equity                                      (11.23)        -       -
 Net interest margin (4)                                         4.27         -       -
 Efficiency (5)                                                217.21         -       -

CAPITAL AND LIQUIDITY RATIOS:
 Leverage (4.00% required minimum)                              22.29%    81.09%      -%
 Risk-based capital
  Tier 1                                                        30.65    204.94       -
  Total                                                         31.58    205.44       -

--------------------
1.     All  securities  are  available  for  sale  and are stated at fair value.
2.     Loans  are  stated  at  gross  amounts  before allowance for loan losses.
3.     For  2000  and  1999  the  ratios  are  not  meaningful.
4.     Net  interest  income  divided  by  average  earning  assets.
5. Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

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

The terrorist attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and the United States' subsequent response to these events have resulted in a general economic slowdown that may adversely affect our banking business. Economic slowdowns or recessions in our primary market area may be accompanied by reduced demand for credit, decreasing interest margins and declining real estate values, which may in turn result in a decrease in net earnings and an increased possibility of potential loan losses in the event of default. Any sustained period of decreased economic activity, increased delinquencies, foreclosures or losses could limit our growth and negatively affect our results of operations. We cannot predict the extent or duration of these events or their effect upon our business and operations. We will, however, closely monitor the effect of these events upon our business and make adjustments to our business strategy as we deem necessary.

                                     GENERAL

Sun Bancshares, Inc., (the Company) was incorporated as a South Carolina corporation on August 3, 1999, and became a bank holding company by acquiring all the issued and outstanding common stock of SunBank, N.A., (the Bank), in Murrells Inlet, South Carolina. The Bank began operations on November 15, 2000 and is the only subsidiary of the Company.

The Bank was chartered as a national bank and began business November 15, 2000, as a full-service commercial bank. The Bank offers personal and business checking accounts, money market accounts, savings accounts and various certificates of deposit and individual retirement accounts. The Bank also offers commercial, real estate, installment and other consumer loans. The Bank's real estate loans include commercial real estate, construction and development and residential real estate loans. In addition, the Bank provides such services as cashier's checks, safe-deposit boxes, traveler's checks, bank by mail, direct deposit and U.S. Savings Bonds. The Bank also offers MasterCard and Visa credit card services through a correspondent bank.

We plan to begin construction of our permanent main office facility at 4200 Highway 17 Bypass in Murrells Inlet, South Carolina in Georgetown County, in the second quarter of 2002. Our permanent main office will be a two-story, traditional style building. We anticipate completion of the building in the fourth quarter of 2002. This area is the central location for business, residential, community and shopping in Murrells Inlet and is on a major highway serving the community.

During 2001, we completed the construction of our branch office located at 1134 North Fraser Street in Georgetown, South Carolina. The branch office is a one story, traditional style building with three drive-up windows and one ATM. The branch office is located in a high growth area in Georgetown near a new Wal-Mart Super Center and the Georgetown Hospital.

Organizing activities for the Company began in August 1999. Upon the completion of the application process with the Office of the Comptroller of the Currency for a national bank charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Company was ready to issue stock. In its initial public stock offering of October 27, 2000, the Company sold 715,000 shares of its common stock at a price of $10.00 per share. The offering resulted in capital totaling $6,779,216, net of selling expenses of $370,784. The Bank began operations on November 15, 2000 at 4367 Riverwood Drive, Murrells Inlet, South Carolina. The following discussion should be read with an understanding of the Company's short history.

                              SUN BANCSHARES, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS

A comparison between 2001 and 2000 is not relevant since the Bank was only open for business for approximately one and a half months in 2000.

FOR  THE  YEAR  ENDED  DECEMBER  31,  2001

Net interest income for the year ended December 31, 2001 was $660,025. Total interest income was $1,071,612 and was partially offset by interest expense of $411,587. The primary components of interest income were interest from loans, including fees, of $737,308, interest from federal funds sold of $199,303, and interest from investment securities of $129,151.

The provision for loan losses was $150,000 in 2001. The charge to the provision was primarily to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

Noninterest  income  for  the  year  ended  December  31, 2001 totaled $77,065.

Noninterest expense for the year ended December 31, 2001 totaled $1,601,042. Salaries and employee benefits totaled $727,766 for the year. Other operating expenses totaled $873,276 for the year.

The Company's net loss for the year ended December 31, 2001 was $630,779, after recognition of an income tax benefit of $383,173.

A comparison between 2000 and 1999 is not relevant since the Bank was not open for business in 1999.

FOR  THE  YEAR  ENDED  DECEMBER  31,  2000

Net interest income for the year ended December 31, 2000 was $7,984. Total interest income was $67,229 and was partially offset by interest expense of $59,245. The primary components of interest income were interest from federal funds sold of $60,255 and interest from loans, including fees, of $5,748.

The provision for loan losses was $15,000 in 2000. The charge to the provision was primarily to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income for the year ended December 31, 2000 totaled $324.

Noninterest  expense  for  the  year  ended  December 31, 2000 totaled $698,129.
Noninterest expense included $674,702 in pre-opening expenses. Salaries and employee benefits totaled $281,287 for the year. Salaries included the cost of key personnel employed during the organizational process. Other operating expenses totaled $416,842 for the year. These expenses included a number of one-time expenses associated with opening the Bank.

The Company's net loss for the year ended December 31, 2000 was $554,821, after recognition of an income tax benefit of $150,000. As stated earlier, the net loss includes pre-opening expenses of $674,702.

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

AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES. The following table sets forth, for 2001, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the period indicated. The year 2000 and 1999 are not presented since this information would not be meaningful.

AVERAGE  BALANCES,  INCOME  AND  EXPENSES,  AND  RATES

Year ended December 31,                                        2001
                                                  ----------------------------
                                                   AVERAGE   INCOME/   YIELD/
(Dollars in thousands)                             BALANCE   EXPENSE    RATE
                                                  ---------  --------  -------
 ASSETS:
   Earning Assets:
     Loans (1)                                    $  8,173   $    737    9.02%
     Securities, taxable (2)                         2,324        130    5.59
   Federal funds sold                                4,777        199    4.17
   Nonmarketable equity securities                     195          6    3.08
                                                  ---------  --------
     Total earning assets                           15,469      1,072    6.93
                                                             --------
   Cash and due from banks                             757
   Premises and equipment                            1,301
   Other assets                                        373
   Allowance for loan losses                           (80)
                                                  ---------
     Total assets                                 $ 17,820
                                                  =========

 LIABILITIES:
   Interest-Bearing Liabilities:
     Interest-bearing transaction accounts        $    612          7    1.14%
     Savings deposits                                2,695         84    3.12
     Time deposits                                   6,184        321    5.19
     Other short-term borrowings                        15          -       -
                                                  ---------  --------
       Total interest-bearing liabilities            9,506        412    4.33
                                                             --------
   Demand deposits                                   2,614
   Accrued interest and other liabilities               83
   Shareholders' equity                              5,617
                                                  ---------
       Total liabilities and shareholders' equity $ 17,820
                                                  =========
 Net interest spread                                                    2.60 %
 Net interest income                                         $    660
                                                             ========
 Net interest margin                                                    4.27 %

(1) The effect of loans fees collected on loans is not significant to the computations. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available-for-sale.

                              SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        NET INTEREST INCOME (continued)

ANALYSIS OF CHANGES IN NET INTEREST INCOME. Because the Bank had only approximately $864,000 in average earnings assets and approximately $217,000 in average interest-bearing liabilities during 2000, the changes in interest income and expense from 2000 to 2001 are primarily attributable to the increase in the volume of earning assets and interest-bearing liabilities, respectively.

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

The following table sets forth the Company's interest rate sensitivity at December 31, 2001.

INTEREST  SENSITIVITY  ANALYSIS

                                                         AFTER ONE    AFTER THREE                GREATER THAN
                                                          THROUGH       THROUGH                    ONE YEAR
                                           WITHIN ONE      THREE        TWELVE        WITHIN       OR NON-
(Dollars in thousands)                       MONTH        MONTHS        MONTHS       ONE YEAR     SENSITIVE      TOTAL
                                          ------------  -----------  -------------  ----------  --------------  -------
ASSETS
 Earning assets:
   Loans                                  $       117   $    3,966   $      2,598   $   6,681   $       9,557   $16,238
   Securities available-for-sale                    -            -              -           -           4,384     4,384
   Nonmarketable securities                         -            -              -           -             195       195
   Federal funds sold                           1,304            -              -       1,304               -     1,304
                                          ------------  -----------  -------------  ----------  --------------  -------
     Total earning assets                       1,421        3,966          2,598       7,985          14,136    22,121
                                          ------------  -----------  -------------  ----------  --------------  -------

LIABILITIES
 Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand deposits                              878            -              -         878               -       878
     Savings deposits                           4,039            -              -       4,039               -     4,039
     Time deposits                                368          897          7,974       9,239             833    10,072
                                          ------------  -----------  -------------  ----------  --------------  -------
       Total interest-bearing deposits          5,285          897          7,974      14,156             833    14,989
   Repurchase agreement                           500            -              -         500               -       500
                                          ------------  -----------  -------------  ----------  --------------  -------
     Total interest-bearing liabilities         5,785          897          7,974      14,656             833    15,489
                                          ------------  -----------  -------------  ----------  --------------  -------
 Period gap                               $    (4,364)  $    3,069   $     (5,376)  $  (6,671)  $      13,303
                                          ============  ===========  =============  ==========  ==============

 Cumulative gap                           $    (4,364)  $   (1,295)  $     (6,671)  $  (6,671)  $       6,632
                                          ============  ===========  =============  ==========  ==============

Ratio of cumulative gap to total
  earning assets                              (19.73)%      (5.86)%       (30.16)%    (30.16)%          29.98%

                              SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        NET INTEREST INCOME (continued)

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds sold are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. The repurchase agreement is reflected in the earliest repricing period since these borrowings mature daily.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive over all time periods presented within one year. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                    PROVISION AND ALLOWANCE FOR LOAN LOSSES

GENERAL. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1.00% to 1.50% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's statement of income, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

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

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

                              SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

The following table sets forth certain information with respect to the Company's allowance for loan losses for the years ended December 31, 2001 and 2000.

ALLOWANCE  FOR  LOAN  LOSSES

(Dollars in thousands)                                           2001     2000
                                                               --------  -------
 Total loans outstanding at end of period                      $16,238   $  905
                                                               ========  =======

 Average loans outstanding (annualized)                        $ 8,173   $   47
                                                               ========  =======


 Balance of allowance for loan losses at beginning of period   $    15   $    -
                                                               --------  -------

 Loan losses                                                         -        -

 Recoveries of previous loan losses                                  -        -
                                                               --------  -------

 Net loan losses                                                     -        -

 Provision for loan losses                                         150       15
                                                               --------  -------

 Balance of allowance for loan losses at end of period         $   165   $   15
                                                               ========  =======

 RATIOS:

 Net charge-offs to average loans outstanding                       N/A      N/A
 Net charge-offs to loans at end of year                            N/A      N/A
 Allowance for loan losses to average loans                       2.02%   31.91%
 Allowance for loan losses to loans at end of year                1.02%    1.66%
 Net charge-offs to allowance for loan losses                       N/A      N/A
 Net charge-offs to provisions for loan losses                      N/A      N/A

NONPERFORMING ASSETS. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings.

There  were  no  nonperforming  assets  at  December  31,  2001  or  2000.

POTENTIAL PROBLEM LOANS. At December 31, 2001, the Company had not identified any criticized or classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. However, the overall objective of the Company has been to maintain the allowance for loan losses at approximately 1.00% to 1.50% of total loans outstanding to provide for potential problem loans, until a history is established.

                              SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NONINTEREST INCOME AND EXPENSE

NONINTEREST INCOME. Total noninterest income was $77,065 for the year ended December 31, 2001.

Noninterest income totaled only $324 and $0.00 for the year ended December 31, 2000, and for the period August 3, 1999 to December 31, 1999, respectively.

The following table sets forth the principal components of noninterest income for the year ended December 31, 2001.

(Dollars in thousands)                   2001
                                         -----
 Service charges on deposit accounts     $  41
 Residential mortgage origination fees      20
 Other income                               16
                                         -----
   Total noninterest income              $  77
                                         =====

NONINTEREST EXPENSE. Salaries and employee benefits, which totaled $727,766 for the year ended December 31, 2001, comprised the largest component of noninterest expense. Occupancy expense totaled $244,751 for the year ended December 31, 2001. Included in this total is rent expense of $189,131. Other operating expenses totaled $628,525 for the year.

Salaries  and  employee  benefits,  which  totaled  $281,287  for the year ended
December 31, 2000, comprised the largest component of noninterest expense. Of this total, $207,523 related to salaries paid prior to the Bank's opening on November 15, 2000. Occupancy expense totaled $155,577 for the year ended December 31, 2000. Included in this total is rent expense of $123,467, of which $101,542 was incurred before the Bank opened. Other operating expense totaled
$261,265 for the year. The majority of these expenses were associated with organizing the Bank and the Company.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2001 and 2000 and for the period August 3, 1999 to December 31, 1999.

(Dollars in thousands)                    2001   2000   1999
                                         ------  -----  -----
Salaries and employee benefits           $  728  $ 281  $  50
Rent expense                                189    123
Other occupancy expense                      56     32
Furniture and equipment expense             111      7
Professional fees                           105     91
Office supplies, forms, and stationery       65     37
Data processing                             127     46
Other                                       220     81    114
                                         ------  -----  -----

  Total                                  $1,601  $ 698  $ 164
                                         ======  =====  =====

                              SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                 EARNING ASSETS

LOANS. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. At December 31, 2001, total loans were $16,238,315 compared to $905,147 at December 31, 2000. Loans averaged $8,172,653 during 2001.

The following table sets forth the composition of the loan portfolio by category at December 31, 2001 and 2000.

COMPOSITION  OF  LOAN  PORTFOLIO

                                      2001                2000
                             --------------------  --------------------
                                       PERCENT OF            PERCENT OF
(Dollars in thousands)        AMOUNT     TOTAL       AMOUNT    TOTAL
                             --------  ----------  --------  ----------
 Commercial and industrial   $ 8,663       53.35%  $   398       43.98%
 Real estate:
 Construction                    996        6.13         -           -
 Mortgage-residential          4,701       28.95       211       23.31
 Consumer and other            1,878       11.57       296       32.71
                             --------  ----------  --------  ----------
  Total loans                 16,238      100.00%      905      100.00%
                                       ==========            ==========
 Allowance for loan losses      (165)                  (15)
                             --------              --------

 Net loans                   $16,073               $   890
                             ========              ========

The largest component of loans in the Company's loan portfolio is commercial and industrial loans. At December 31, 2001, commercial and industrial loans totaled $8,663,377 and represented 53.35% of the total loan portfolio, an increase of $8,265,544 over the December 31, 2000 amount.

Residential mortgage loans totaled $4,700,606 at December 31, 2001. This is an increase of $4,489,696 over the December 31, 2000 total of $210,910. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings that are not held for sale. Real estate construction loans totaled $996,432 at December 31, 2001. The demand for residential and commercial real estate loans in the Murrells Inlet market has remained stable.

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

Consumer and other loans totaled $1,877,900 at December 31, 2001 and comprised 11.57% of the total portfolio, an increase of $1,581,496 over the December 31, 2000 amount.

The Company's loan portfolio reflects the diversity of its market. The Company's home office is located in Murrells Inlet, South Carolina, and the Company opened a branch in Georgetown, South Carolina during 2001. The economy of Murrells Inlet is heavily influenced by the restaurant and tourism industry. The close proximity to Myrtle Beach and the beaches of Litchfield and Pawleys Island make the area a popular tourist destination. While Georgetown is also affected by the coast, it contains elements of medium and light manufacturing such as paper mills.

                              SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (continued)

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals, by type, at December 31, 2001.

LOAN  MATURITY  SCHEDULE  AND  SENSITIVITY  TO  CHANGES  IN  INTEREST  RATES

                                                      OVER ONE
                                                        YEAR
December 31, 2001                      ONE YEAR OR     THROUGH    OVER FIVE
(Dollars in thousands)                     LESS      FIVE YEARS     YEARS      TOTAL
                                       ------------  -----------  ----------  -------
 Commercial and industrial             $      3,649  $     4,179  $      835  $ 8,663
 Real estate                                  2,562        3,067          68    5,697
 Consumer and other                             470        1,283         125    1,878
                                       ------------  -----------  ----------  -------

                                       $      6,681  $     8,529  $    1,028  $16,238
                                       ============  ===========  ==========  =======

Loans maturing after one year with:
  Fixed interest rates                                                        $ 9,557
  Floating interest rates                                                           -
                                                                              -------
                                                                              $ 9,557
                                                                              =======

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

INVESTMENT SECURITIES. The investment securities portfolio is also a component of the Company's total earning assets. All securities, except for nonmarketable equity securities, were designated as available-for-sale and were recorded at their estimated fair value. Total amortized cost of securities available-for-sale averaged $2,323,832 in 2001. At December 31, 2001, the total securities available-for-sale was $4,384,229. Nonmarketable equity securities consist of Federal Reserve Bank stock recorded at original cost, which was $195,000 at December 31, 2001 and 2000.

The following table sets forth the book value of securities available-for-sale held by the Company at December 31, 2001.

BOOK  VALUE  OF  SECURITIES  AVAILABLE-FOR-SALE
DECEMBER 31,                                 2001
                                            ------
(Dollars in thousands)
U.S. Government agencies and corporations   $2,000
Mortgage-backed securities                   2,363
                                            ------
  Total securities                          $4,363
                                            ======

The  Company  did  not  own  any  available-for-sale  securities  during  2000.

The following table sets forth the scheduled maturities and average yields of securities available-for-sale held at December 31, 2001.

INVESTMENT  SECURITIES  AVAILABLE-FOR-SALE  MATURITY  DISTRIBUTION  AND  YIELDS

                                               AFTER ONE YEAR BUT
DECEMBER 31,                                    WITHIN FIVE YEARS
                                               -------------------
(Dollars in thousands)                           AMOUNT     YIELD
                                               ----------  -------
U.S. Government agencies and corporations (1)  $  2,018      5.09%
                                               ==========  =======

(1) Excludes mortgage-backed securities totaling $2,365,948 with a yield of 5.08%.

                              SUN BANCSHARES, INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (continued)

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "---Net Interest Income--- Interest Sensitivity."

SHORT-TERM INVESTMENTS. Short-term investments, which consisted primarily of federal funds sold, averaged $4,776,866 during 2001. At December 31, 2001, federal funds sold totaled $1,304,000. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

                 DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Interest-bearing liabilities and interest-bearing deposits averaged $9,506,262 and $9,491,193, respectively, during 2001.

Average interest-bearing deposits totaled $9,491,193 during 2001 while total deposits averaged $12,104,344 during 2001. At December 31, 2001 and December 31, 2000, total deposits were $19,200,114 and $1,939,343, respectively.

The following table sets forth the deposits of the Company by category as of December 31, 2001 and 2000.

DEPOSITS
                                            2001                  2000
                                    --------------------  --------------------
                                             PERCENT OF            PERCENT OF
(Dollars in thousands)              AMOUNT      TOTAL     AMOUNT      TOTAL
                                    -------  -----------  -------  -----------
Demand deposit accounts             $ 4,211       21.93%  $   207       10.68%
NOW accounts                            878        4.57       171        8.82
Money market accounts                 3,621       18.86     1,166       60.14
Savings accounts                        417        2.17         9        0.46
Time deposits less than $100,000      5,162       26.89       219       11.29
Time deposits of $100,000 or more     4,911       25.58       167        8.61
                                    -------  -----------  -------  -----------
  Total deposits                    $19,200      100.00%  $ 1,939      100.00%
                                    =======  ===========  =======  ===========

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $14,289,106 at December 31, 2001 compared to $1,772,376 at December 31, 2000.

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 84.57% at December 31, 2001. The maturity distribution of the Company's time deposits $100,000 or more at December 31, 2001, is set forth in the following table:

MATURITIES  OF  CERTIFICATES  OF  DEPOSIT  OF  $100,000  OR  MORE

                                                                            AFTER SIX
                                                              AFTER THREE    THROUGH
                                               WITHIN THREE   THROUGH SIX     TWELVE    AFTER TWELVE
(Dollars in thousands)                            MONTHS         MONTHS       MONTHS       MONTHS      TOTAL
                                               -------------  ------------  ----------  -------------  ------
 Certificates of deposit of $100,000 or more   $         814  $      1,316  $    2,181  $         600  $4,911

Approximately 16.58% of the Company's time deposits of $100,000 or more had scheduled maturities within three months, and 87.78% of time deposits of $100,000 or more had maturities within twelve months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

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

RISK-BASED  CAPITAL  RATIOS

                                                            THE
(Dollars in thousands)                        THE BANK    COMPANY
                                             ----------  ---------
December 31, 2001
   Tier 1 capital                            $   5,320   $  5,429
   Tier 2 capital                                  165        165
                                             ----------  ---------
     Total qualifying capital                $   5,485   $  5,594
                                             ==========  =========

Risk-adjusted total assets
    (including off-balance-sheet exposures)  $  17,712   $ 17,712
                                             ==========  =========

Risk-based capital ratios:
   Tier 1 risk-based capital ratio               30.04%     30.65%
   Total risk-based capital ratio                30.97%     31.58%
   Tier 1 leverage ratio                         21.85%     22.29%

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

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. The Company believes that its capital and liquidity resources are adequate to meet its operating needs.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                     IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.
The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. The Company believes that through various sources of liquidity, it has the necessary resources to meet obligations arising from these financial instruments.

The Company uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as it does for on-balance-sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The Company is not involved in off-balance-sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or could significantly impact earnings.

As of December 31, 2001, commitments to extend credit totaled $1,577,123.

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company plans to adopt SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226
WILLIAM E. TOURVILLE, CPA                                   MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                          PRIVATE COMPANIES
R. JASON CASKEY, CPA                                        PRACTICE SECTIONS
   --------------
JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
W. CLAYTON HESLOP, CPA
TIMOTHY S. VOGEL, CPA



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



The Board of Directors
Sun Bancshares, Inc.
Murrells Inlet, South Carolina


We have audited the accompanying consolidated balance sheets of Sun Bancshares, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and other comprehensive income, and cash flows for the years ended December 31, 2001 and 2000 and for the period August 3, 1999 to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sun Bancshares, Inc., as of December 31, 2001 and 2000, and the results of its operations and cash flows for the years ended December 31, 2001 and 2000, and for the period August 3, 1999 to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


/s/  Tourville, Simpson & Caskey, L.L.P.

Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
March 6, 2002

                              SUN BANCSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                                               2001         2000
                                                           ------------  -----------
ASSETS:
  Cash and cash equivalents:
   Cash and due from banks                                 $ 1,025,008   $  163,515
   Federal funds sold                                        1,304,000    6,010,000
                                                           ------------  -----------
     Total cash and cash equivalents                         2,329,008    6,173,515
                                                           ------------  -----------

 Investment securities:
   Securities available-for-sale                             4,384,229            -
   Nonmarketable equity securities                             195,000      195,000
                                                           ------------  -----------
     Total investment securities                             4,579,229      195,000
                                                           ------------  -----------

 Loans receivable                                           16,238,315      905,147
   Less allowance for loan losses                             (164,787)     (15,000)
                                                           ------------  -----------
     Loans, net                                             16,073,528      890,147

 Premises, furniture and equipment, net                      1,661,354      573,799
 Accrued interest receivable                                   122,234        4,115
 Other assets                                                  583,689      191,800
                                                           ------------  -----------

     Total assets                                          $25,349,042   $8,028,376
                                                           ============  ===========

LIABILITIES:
  Deposits:
   Noninterest-bearing transaction accounts                $ 4,210,483   $  207,226
   Interest-bearing transaction accounts                       878,031      170,840
   Savings                                                   4,038,849    1,175,203
   Time deposits $100,000 and over                           4,911,008      166,967
   Other time deposits                                       5,161,743      219,107
                                                           ------------  -----------
     Total deposits                                         19,200,114    1,939,343

 Securities sold under agreement to repurchase                 500,000            -
 Accrued interest payable                                      188,144        2,127
 Other liabilities                                              18,501       27,307
                                                           ------------  -----------
     Total liabilities                                      19,906,759    1,968,777
                                                           ------------  -----------

  Commitments and Contingencies (Notes 5, 10, 12, and 15)

SHAREHOLDERS' EQUITY:
  Preferred stock, par value not stated; 2,000,000 shares
  authorized and unissued                                            -            -
  Common stock, par value not stated; 10,000,000 shares
  authorized; 715,000 shares issued and outstanding          6,779,216    6,779,216
  Retained earnings (deficit)                               (1,350,396)    (719,617)
  Accumulated other comprehensive  income                       13,463            -
                                                           ------------  -----------
     Total shareholders' equity                              5,442,283    6,059,599
                                                           ------------  -----------

     Total liabilities and shareholders' equity            $25,349,042   $8,028,376
                                                           ============  ===========


    The accompanying notes are an integral part of the consolidated financial statements.

                              SUN BANCSHARES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
               FOR THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999


                                                                 2001         2000        1999
                                                             ------------  ----------  ----------
INTEREST INCOME:
 Loans, including fees                                       $   737,308   $   5,748   $       -
 Investment securities:
   Taxable                                                       129,151           -           -
   Nonmarketable equity securities                                 5,850           -           -
 Federal funds sold                                              199,303      60,255           -
 Other interest income                                                 -       1,226         237
                                                             ------------  ----------  ----------
    Total                                                      1,071,612      67,229         237
                                                             ------------  ----------  ----------

INTEREST EXPENSE:
 Time deposits $100,000 and over                                 170,050         505           -
 Other deposits                                                  241,418       5,877           -
 Other interest expense                                              119      52,863       1,146
                                                             ------------  ----------  ----------
    Total                                                        411,587      59,245       1,146
                                                             ------------  ----------  ----------

NET INTEREST INCOME (EXPENSE)                                    660,025       7,984        (909)

Provision for loan losses                                        150,000      15,000           -
                                                             ------------  ----------  ----------

NET INTEREST INCOME (LOSS) AFTER PROVISION FOR LOAN LOSSES       510,025      (7,016)       (909)
                                                             ------------  ----------  ----------

OTHER OPERATING INCOME:
 Service charges on deposit accounts                              41,420         180           -
 Residential mortgage origination fees                            19,833           -           -
 Other income                                                     15,812         144           -
                                                             ------------  ----------  ----------
    Total                                                         77,065         324           -
                                                             ------------  ----------  ----------

OTHER OPERATING EXPENSES:
 Salaries and employee benefits                                  727,766     281,287      50,423
 Occupancy expense                                               244,751     155,577           -
 Furniture and equipment expense                                 111,052       6,820           -
 Other operating expenses                                        517,473     254,445     113,464
                                                             ------------  ----------  ----------
    Total                                                      1,601,042     698,129     163,887
                                                             ------------  ----------  ----------

LOSS BEFORE INCOME TAXES                                      (1,013,952)   (704,821)   (164,796)

Income tax benefit                                              (383,173)   (150,000)          -
                                                             ------------  ----------  ----------

NET LOSS                                                     $  (630,779)  $(554,821)  $(164,796)
                                                             ============  ==========  ==========

EARNINGS PER SHARE:
  Basic losses per share                                     $     (0.88)  $   (4.73)  $       -
  Diluted losses per share                                   $     (0.88)  $   (4.73)  $       -


    The accompanying notes are an integral part of the consolidated financial statements.

                              SUN BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME
             FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND FOR
                 THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999

                                                                                 ACCUMULATED
                                      COMMON STOCK                                  OTHER
                                   ---------------------   RETAINED EARNINGS    COMPREHENSIVE
                                    SHARES     AMOUNT          (DEFICIT)        INCOME (LOSS)      TOTAL
                                   --------  -----------  -------------------  ---------------  -----------
Issuance of common stock                 1   $       10   $                    $                $       10

Net loss                                                            (164,796)                     (164,796)
                                   --------  -----------  -------------------  ---------------  -----------
BALANCE, DECEMBER 31, 1999               1           10             (164,796)                     (164,786)

Issuance of common stock           715,000    7,150,000                                          7,150,000

Cancellation of common stock            (1)         (10)                                               (10)

Cost of common stock issuance                  (370,784)                                          (370,784)

Net loss                                                            (554,821)                     (554,821)
                                   --------  -----------  -------------------  ---------------  -----------
BALANCE, DECEMBER 31, 2000         715,000    6,779,216             (719,617)                    6,059,599

Net loss                                                            (630,779)                     (630,779)

Other comprehensive income,
     net of tax expense of $7,907                                                       13,463      13,463
                                                                                                -----------
Comprehensive income                                                                              (617,316)
                                   --------  -----------  -------------------  ---------------  -----------
BALANCE, DECEMBER 31, 2001         715,000   $6,779,216   $       (1,350,396)  $        13,463  $5,442,283
                                   ========  ===========  ===================  ===============  ===========


    The accompanying notes are an integral part of the consolidated financial statements.

                              SUN BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
               FOR THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999

                                                                       2001           2000         1999
                                                                  -------------  ------------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                         $   (630,779)  $  (554,821)  $(164,796)
 Adjustments to reconcile net loss to net cash used
 by operating activities:
  Provision for possible loan losses                                   150,000        15,000           -
  Depreciation and amortization expense                                115,121        11,614           -
  Amortization less accretion on securities                              3,651             -           -
  Deferred income tax benefit                                         (383,173)     (150,000)          -
  Increase in interest receivable                                     (118,119)       (4,115)          -
  Increase in interest payable                                         186,017         2,127           -
  Increase in other assets                                             (16,623)      (32,633)     (9,167)
  Increase (decrease) in other liabilities                              (8,806)       27,307           -
                                                                  -------------  ------------  ----------
      Net cash used by operating activities                           (702,711)     (685,521)   (173,963)
                                                                  -------------  ------------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of securities available-for-sale                         (5,611,776)            -           -
 Maturities of securities available-for-sale                         1,245,266             -           -
 Net increase in loans to customers                                (15,333,381)     (905,147)          -
 Purchases of premises and equipment                                (1,202,676)     (554,673)    (30,740)
 Purchase of Federal Home Loan Bank stock                                    -      (195,000)          -
                                                                  -------------  ------------  ----------
      Net cash used by investing activities                        (20,902,567)   (1,654,820)    (30,740)
                                                                  -------------  ------------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand deposits, interest-bearing
 transaction accounts and savings accounts                           7,574,094     1,553,269           -
 Net increase in certificates of deposit and other time deposits     9,686,677       386,074           -
 Net increase (decrease) in other borrowings                                        (250,000)    250,000
 Increase in securities sold under agreement to repurchase             500,000             -           -
 Cancellation of common stock                                                -           (10)          -
 Proceeds from issuance of common stock                                      -     7,150,000          10
 Costs of common stock issuance                                              -      (336,227)    (34,557)
                                                                  -------------  ------------  ----------
      Net cash provided by financing activities                     17,760,771     8,503,106     215,453
                                                                  -------------  ------------  ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (3,844,507)    6,162,765      10,750

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       6,173,515        10,750           -
                                                                  -------------  ------------  ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                          $  2,329,008   $ 6,173,515   $  10,750
                                                                  =============  ============  ==========


    The accompanying notes are an integral part of the consolidated financial statements.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

BASIS  OF  PRESENTATION AND CONSOLIDATION - Sun Bancshares, Inc., (the Company),
-----------------------------------------
was incorporated on August 3, 1999 to organize and own all of the common stock of SunBank, N.A., (the Bank). SunBank, N.A., opened for business on November 15, 2000. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Horry County and Georgetown County, South Carolina. The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation.

PRE-OPENING  EXPENSES  - The activities associated with organizing the Bank were
---------------------
conducted by the Company during the developmental stage period (August 3, 1999 to November 14, 2000).

On November 14, 2000, the close of the developmental stage period, the Company's balance sheet and income statement were as follows:

Cash and cash equivalents                                                $ 5,618,424
Premises and equipment                                                       397,391
Prepaid expenses                                                              54,352
Accrued liabilities                                                           (5,213)
Common stock subcription proceeds, net of $370,784 expenses of offering   (6,779,216)
                                                                         ------------

  Net pre-opening expenses                                               $  (714,262)
                                                                         ============

The total pre-opening expenses incurred during this period have been charged to income.

MANAGEMENT'S  ESTIMATES  - The preparation of financial statements in conformity
-----------------------
with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

SIGNIFICANT  GROUP  CONCENTRATIONS  OF  CREDIT  RISK  -  Most  of  the Company's
----------------------------------------------------
activities are with customers located within Horry County and Georgetown County in South Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending in which the Company engages are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (continued)
----------------------------------------------------------

LOANS  - Loans are stated at their unpaid principal balance.  Interest income is
-----
computed  using the simple interest method and is recorded in the period earned.

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

ALLOWANCE  FOR LOAN LOSSES - An allowance for possible loan losses is maintained
--------------------------
at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

SECURITIES  AVAILABLE-FOR-SALE  -  Securities  available-for-sale are carried at
------------------------------
amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

NONMARKETABLE  EQUITY  SECURITIES  - Nonmarketable equity securities include the
---------------------------------
cost of the Company's investment in the stock of the Federal Reserve Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required by law of every national bank. At December 31, 2001 and 2000, the Company's investment in Federal Reserve Bank stock was $195,000.

PREMISES  AND  EQUIPMENT  -  Premises  and  equipment  are  stated at cost, less
------------------------
accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for temporary buildings of 1 year and furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

INCOME  TAXES  - Income taxes are the sum of amounts currently payable to taxing
-------------
authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

PER SHARE AMOUNTS - Income or loss per share is computed by dividing earnings by
-----------------
the weighted average number of shares outstanding during the year.  See Note 15.

STOCK-BASED  COMPENSATION  -  Statement of Financial Accounting Standards (SFAS)
-------------------------
123, Accounting for Stock-Based Compensation, allows a company to either adopt the fair value method or continue using the intrinsic valuation method presented under Accounting Principles Board ("APB") Opinion 25 to account for stock-based compensation. The fair value method recommended in SFAS 123 requires compensation cost to be measured at the grant date based on the value of the award and to be recognized over the service period. The intrinsic value method measures compensation cost based on the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Company has elected to use APB Opinion 25 to account for stock options granted and has disclosed in the footnotes pro forma net income and earnings per share information as if the fair value method had been used. See Note 14.

                              SUN BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (continued)
----------------------------------------------------------

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial
------------------------
statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

During 2001 and 2000, interest paid on deposits and other borrowings totaled $225,570 and $57,118, respectively. During the period August 3, 1999 to
December  31,  1999,  interest  paid  on  other  borrowings  totaled  $1,146.

There were no income tax payments in 2001, 2000, or for the period August 3, 1999 to December 31, 1999.

COMPREHENSIVE  INCOME  - Accounting principles generally require that recognized
---------------------
revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the years ended December 31, 2001 and 2000 and for the period August 3, 1999 to December 31, 1999 are as follows:

                                                                2001    2000   1999
                                                              --------  -----  -----
Unrealized gains on available-for-sale securities             $21,370   $   -  $   -
Reclassification adjustment for gains realized in net income        -       -      -
                                                              --------  -----  -----
Net unrealized gains on available-for-sale securities          21,370       -      -

Tax effect                                                     (7,907)      -      -
                                                              --------  -----  -----
Net-of-tax amount                                             $13,463   $   -  $   -
                                                              ========  =====  =====


OFF-BALANCE-SHEET  FINANCIAL  INSTRUMENTS  - In the ordinary course of business,
-----------------------------------------
the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer. See Note 16.

RECENT  ACCOUNTING  PRONOUNCEMENTS  -  In  July  2001,  the Financial Accounting
----------------------------------
Standards Board (FASB) issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on January 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company plans to adopt SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

RECLASSIFICATIONS  - Certain captions and amounts in the 2000 and 1999 financial
-----------------
statements  were  reclassified  to  conform  with  the  2001  presentation.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  2  -  CASH  AND  DUE  FROM  BANKS
---------------------------------------

The Bank is required to maintain cash balances with The Bankers Bank sufficient to cover all cash letter transactions. At December 31, 2001, the requirement was met by the cash balance in the account and by the line available for federal funds.


NOTE  3  -  INVESTMENT  SECURITIES
----------------------------------

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2001 were:

                                            AMORTIZED  GROSS UNREALIZED  ESTIMATED FAIR
                                                       ----------------
                                              COST      GAINS   LOSSES        VALUE
                                           ----------  -------  -------  ---------------
DECEMBER 31, 2001
U.S. government agencies and corporations  $2,000,000  $25,000  $ 6,719  $     2,018,281
Mortgage-backed securities                  2,362,859   12,319    9,230        2,365,948
                                           ----------  -------  -------  ---------------

    Total                                  $4,362,859  $37,319  $15,949  $     4,384,229
                                           ==========  =======  =======  ===============

There  were  no  sales  of  securities  in  2001.

The following is a summary of maturities of securities available-for-sale as of December 31, 2001. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                   SECURITIES
                                               AVAILABLE-FOR-SALE
                                           --------------------------
                                           AMORTIZED   ESTIMATE FAIR
                                              COST         VALUE
                                           ----------  --------------
Due after one year but within five years   $3,447,520  $    3,457,389
Due after five years but within ten years     915,339         926,840
                                           ----------  --------------

  Total                                    $4,362,859  $    4,384,229
                                           ==========  ==============

At December 31, 2001, securities having an amortized cost of $1,099,130 and an estimated fair value of $1,090,915 were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE  4  -  LOANS
-----------------

Major classifications of loans receivable at December 31, 2001 and 2000 are summarized as follows:

                                             2001        2000
                                          -----------  --------

 Real estate - construction               $   996,432  $      -
 Real estate - mortgage                     4,700,606   210,910
 Commercial and industrial                  8,663,377   397,833
 Consumer and other                         1,877,900   296,404
                                          -----------  --------

     Total gross loans                    $16,238,315  $905,147
                                          ===========  ========

There were no loans in nonaccrual status and no loans past due ninety days or more and still accruing interest at December 31, 2001 or 2000.

                                                     2001      2000
                                                   ---------  -------
 Balance, beginning of year                        $ 15,000   $     -
 Provision charged to operations                    150,000    15,000
 Recoveries on loans previously charged-off               -         -
 Loans charged-off                                     (213)        -
                                                   ---------  -------

 Balance, end of year                              $164,787   $15,000
                                                   =========  =======

NOTE  5  -  PREMISES  AND  EQUIPMENT
------------------------------------

Premises and equipment consisted of the following at December 31, 2001 and 2000:

                                                     2001       2000
                                                  ----------  --------

 Buildings and improvements                       $1,114,959  $133,143
 Furniture and equipment                             551,154   286,444
 Construction in progress                            121,976   165,826
                                                  ----------  --------
    Total                                          1,788,089   585,413

 Less, accumulated depreciation                      126,735    11,614
                                                  ----------  --------

    Premises and equipment, net                   $1,661,354  $573,799
                                                  ==========  ========

As of December 31, 2001 and 2000, overdrafts in the amount of $5,208 and $3,818, respectively, were classified as loans.


NOTE  6  -  DEPOSITS
--------------------

At December 31, 2001, the scheduled maturities of certificates of deposit were as follows:

MATURING IN                       AMOUNT
-----------                     -----------
 2002                           $ 9,239,378
 2003                               833,373
                                -----------

  Total                         $10,072,751
                                ===========

As of December 31, 2001 and 2000, overdrafts in the amount of $5,208 and $3,818, respectively, were classified as loans.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  7  -  RESTRICTIONS  ON  SUBSIDIARY  DIVIDENDS,  LOANS,  OR  ADVANCES
--------------------------------------------------------------------------

The ability of Sun Bancshares, Inc., to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to the Company in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. The undivided profits of the Bank at December 31, 2001, were negative and not available to pay cash dividends to the Company. At December 31, 2001, total shareholders' equity of the Bank was $5,334,101.


NOTE  8  -  OTHER  OPERATING  EXPENSES
--------------------------------------

Other operating expenses for the years ended December 31, 2001 and 2000 and for the period August 3, 1999 to December 31, 1999 are summarized below:

                                          2001      2000      1999
                                        --------  --------  --------
Professional fees                       $105,205  $ 91,236  $ 80,470
Office supplies, forms, and stationery    65,492    36,546     4,821
Data processing                          126,853    46,471         -
Other                                    219,923    80,192    28,173
                                        --------  --------  --------

    Total                               $517,473  $254,445  $113,464
                                        ========  ========  ========

NOTE  9  -  INCOME  TAXES
-------------------------

Income tax benefit for the years ended December 31, 2001 and 2000 and for the period August 3, 1999 to December 31, 1999 are summarized as follows:

                                                 2001        2000     1999
                                              ----------  ----------  -----

Change in deferred income taxes:
  Federal                                     $(342,112)  $(130,769)  $   -
  State                                         (33,154)    (19,231)      -
                                              ----------  ----------  -----

Income tax benefit                            $(375,266)  $(150,000)  $   -
                                              ==========  ==========  =====

Income tax expense is allocated as follows:
  To continuing operations                    $(383,173)  $(150,000)  $   -
  To shareholders' equity                         7,907           -       -
                                              ----------  ----------  -----

    Income tax expense (benefit)              $(375,266)  $(150,000)  $   -
                                              ==========  ==========  =====

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  9  -  INCOME  TAXES  (continued)
-------------------------

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 were as follows:

                                                          2001        2000
                                                       ----------  ----------
Deferred tax assets:
  Allowance for loan losses                            $  60,961   $   5,851
  Net operating loss carryforward                        441,621      60,264
  Organization and preopening costs                      212,610     276,543
  Depreciation                                             1,542         554
  Contribution carryforward                                2,762         472
                                                       ----------  ----------
    Total deferred tax assets                            719,496     343,684
Less, valuation allowance                               (186,323)   (193,684)
                                                       ----------  ----------
    Net deferred tax assets                              533,173     150,000
Deferred tax liabilities:
  Net unrealized gain on available-for-sale securities     7,907           -
                                                       ----------  ----------

  Net deferred tax asset recognized                    $ 525,266   $ 150,000
                                                       ==========  ==========

Deferred tax assets represent the future tax benefit of deductible differences and, if it's more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2001, management has determined that it is more likely than not that $533,173 of the total deferred tax asset will be realized, and accordingly, has established a valuation allowance of $186,323.

The Company has a net operating loss carryforward for income tax purposes of $1,146,914 as of December 31, 2001. This net operating loss expires in the year 2021.

A reconciliation between the income tax benefit and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2001 and 2000 and for the period August 3, 1999 to December 31, 1999 follows:

                                                          2001        2000       1999
                                                      ----------  ----------  ---------
Tax benefit at statutory rate                         $(344,744)  $(239,639)  $(56,031)
State income tax, net of federal income tax benefit     (22,403)    (12,692)    (4,894)
Change in the deferred tax asset valuation allowance     (7,361)    132,759     60,925
Other                                                    (8,665)    (30,428)         -
                                                      ----------  ----------  ---------

Income tax benefit                                    $(383,173)  $(150,000)  $      -
                                                      ==========  ==========  =========

NOTE  10  -  LEASES
-------------------

As of December 31, 2001, the Company had entered into the following three operating leases:

MAIN  OFFICE  SITE  -  On  April  28, 2000, the Company signed an agreement with
------------------
Riverwood Enterprises, L.L.C., a South Carolina limited liability company, for the lease of the site of the permanent main office building. One of the Company's directors has a 50% ownership interest in Riverwood Enterprises. The amount of the annual rent for the first year of the lease is $90,000, with annual adjustments based on the consumer price index thereafter. The initial term of the lease is 25 years with renewal options for a total of 15 additional years. The lease calls for the Company to pay taxes, insurance and repairs on the leased property. Rental expense for this property was $90,000 for the year ended December 31, 2001.

SITE  FOR  TEMPORARY  MAIN  OFFICE  - On November 1, 1999, the Company signed an
----------------------------------
agreement for the lease of a temporary main office site with Wachesaw Development, L.L.C., which is 100% owned by a director of the Company. The lease is on a month-to-month basis and is expected to end in the fourth quarter of 2002. The monthly rental rate is $2,000. The amount charged to earnings for rental expense of this property was $24,000 for the year ended December 31, 2001.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - LEASES  (continued)
----------------

BRANCH OFFICE SITE  - The Company entered into a lease agreement on November 12,
------------------
1999  for  the  lease  of  its  branch office site, located in Georgetown, South
Carolina. The amount of the annual rent for the first three years of the lease is $55,000 per year; beginning with the fourth year and every three years thereafter, the annual rent will be adjusted by the consumer price index. The initial term of the lease will be 30 years with renewal options for a total of 20 additional years. Rental expense for this property was $55,000 for the year ended December 31, 2001.

The above three leases are being accounted for as operating leases. Future minimum lease payments over the next five years under noncancellable operating lease agreements are as follows:

                    2002              $169,000
                    2003               145,000
                    2004               145,000
                    2005               145,000
                    2006               145,000
                                      --------

                                      $749,000
                                      ========

NOTE  11  -  RELATED  PARTY  TRANSACTIONS
-----------------------------------------

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2001 and 2000 the Bank had related party loans totaling $2,940,022 and $378,853, respectively. During 2001, $2,885,918 of  new  loans  were  made  to  related parties and repayments totaled $324,749.

During 2001, lease payments of $114,000 were paid to two separate entities that were controlled by two directors of the Bank. See Note 10.

NOTE  12  -  COMMITMENTS  AND  CONTINGENCIES
--------------------------------------------

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2001, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.


NOTE  13  -  STOCK  WARRANTS
----------------------------

In accordance with the provision of the Company's initial public stock offering, the directors received stock warrants which give them the right to purchase 291,350 shares of the Company's common stock at a price of $10.00 per share. The warrants vest equally over a three-year period beginning November 1, 2000 and expire on November 1, 2010 or ninety days after the warrant holder ceases to serve as a member of the Board of Directors.

As of December 31, 2001, none of the warrants had been exercised or cancelled. At December 31, 2001, 97,117 warrants were exercisable.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  14  -  STOCK  COMPENSATION  PLAN
--------------------------------------

Effective July 17, 2000, the Company adopted an Incentive Stock Option Plan (the
Plan). The Plan provides for the granting of stock options to purchase up to 100,000 shares, adjusted for stock dividends, of the Company's common stock, to officers, employees, directors, and organizers of the Company. The Company may grant awards for a term of up to ten years from the effective date of grant. The per-share exercise price will be determined by the Board of Directors, except that the exercise price of an incentive stock option may not be less than fair market value of the common stock on the grant date, or less than 110% of the fair value if the grantee owns more than 10% of the outstanding common stock of the Company or its affiliates. The per-share exercise price of non-incentive stock options will not be less than the fair value of a share on the date of grant. At a minimum, options granted before July 17, 2003 can be granted that vest ratably over a three-year period beginning with the date of grant. After July 17, 2003, an option can be granted that is fully exercisable upon the grant date. At December 31, 2001, the Company had 49,250 options available for grant.

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


                                           2001        2000
                                        ----------  ----------
Net loss:
  As reported                           $(630,779)  $(554,821)
  Pro forma                              (674,655)   (556,513)

Basic losses per share:
  As reported                           $   (0.88)  $   (4.73)
  Pro forma                                 (0.94)      (4.75)

Diluted losses per share:
  As reported                           $   (0.88)  $   (4.73)
  Pro forma                                 (0.94)      (4.75)


In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000: dividend yield of 0 percent for the year; expected volatility of 0 percent; risk-free interest rate of 5.74 percent; and expected life of 10 years.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2000 is $4.32.

A summary of the status of the Company's stock option plan as of December 31, 2001 and 2000, and changes during the period is presented below:

                                             2001                2000
                                     -------------------  -------------------
                                               WEIGHTED-            WEIGHTED-
                                               AVERAGE              AVERAGE
                                               EXERCISE             EXERCISE
                                     OPTIONS    PRICE     OPTIONS    PRICE
                                     -------  ----------  -------  ----------
 Outstanding at beginning of period   50,750  $    10.00        -  $        -
 Granted                                   -           -   50,750       10.00
 Exercised                                 -           -        -           -
 Cancelled                                 -           -        -           -
                                     -------  ----------  -------  ----------

  Outstanding at ending of year       50,750  $    10.00   50,750  $    10.00
                                     =======  ==========  =======  ==========

At December 31, 2001, 10,150 options were exercisable. The weighted average remaining life and exercise price for both exercisable and non exercisable options was 8.83 years and $10 per options, respectively.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  15  -  FINANCIAL  INSTRUMENTS  WITH  OFF-BALANCE-SHEET  RISK
------------------------------------------------------------------

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.
The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. The Company believes that through various sources of liquidity, it has the necessary resources to meet obligations arising from these financial instruments.

The Company uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as it does for on-balance-sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The Company is not involved in off-balance-sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or could significantly impact earnings.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2001 and 2000.

                                        2001                 2000
                                     -----------        ------------
Commitments to extend credit         $ 1,534,123        $    449,117
Standby letters of credit                 43,000                   -

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  16  -  REGULATORY  MATTERS
--------------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to total assets (as defined). Management believes, as of December 31, 2001, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2001 and 2000.

                                                                                       TO BE WELL-
                                                                                    CAPITALIZED UNDER
                                                                   FOR CAPITAL      PROMPT CORRECTIVE
                                                   ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS
                                           -------------------  ------------------  ------------------
                                             AMOUNT     RATIO     AMOUNT    RATIO     AMOUNT    RATIO
                                           ----------  -------  ----------  ------  ----------  ------
DECEMBER 31, 2001
 Total capital (to risk-weighted assets)   $5,485,425   30.97%  $1,416,944   8.00%  $1,771,180  10.00%
 Tier 1 capital (to risk-weighted assets)   5,320,638   30.04%     708,472   4.00%   1,062,708   6.00%
 Tier 1 capital (to average assets)         5,320,638   21.85%     974,080   4.00%   1,217,600   5.00%

DECEMBER 31, 2000
 Total capital (to risk-weighted assets)   $5,965,383  201.75%  $  236,546   8.00%  $  295,682  10.00%
 Tier 1 capital (to risk-weighted assets)   5,950,383  201.24%     118,273   4.00%     177,409   6.00%
 Tier 1 capital (to average assets)         5,950,383   79.63%     298,906   4.00%     373,632   5.00%


The  Federal  Reserve Board has similar requirements for bank holding companies.
The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies less than $150,000,000 in consolidated assets.


NOTE  17  -  UNUSED  LINES  OF  CREDIT
--------------------------------------

As of December 31, 2001, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $4,241,000. These lines of credit are available on a one to thirty day basis for general corporate purposes.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  18  -  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
----------------------------------------------------

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

Investment Securities - The fair values of securities available-for-sale equal the carrying amount, which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities. Rates at December 31, 2000 approximated those in effect during the Bank's operations from November 15, 2000 through December 31, 2000.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. Rates at December 31, 2000 approximated those in effect during the Bank's operations from November 15, 2000 through December 31, 2000.

Securities Sold Under Agreetment to Repurchase - Secuitites sold under an agreement to repurchase are for a term of one day to seven days and the carrying amount approximates the fair value.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - The carrying amount for loan commitments and standby letters of credit which are off-balance-sheet financial instruments, approximates the fair value since the obligations are typically based on current market rates.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE  18  -  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS(continued)
----------------------------------------------------

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2001 and 2000 were as follows:

                                                               2001                           2000
                                                  ------------------------------  -----------------------------
                                                    CARRYING     ESTIMATED FAIR    CARRYING     ESTIMATED FAIR
                                                     AMOUNT          VALUE          AMOUNT          VALUE
                                                  ------------  ----------------  -----------  ----------------
FINANCIAL ASSETS:
 Cash and due from banks                          $ 1,025,008   $     1,025,008   $  163,515   $       163,515
 Federal funds sold                                 1,304,000         1,304,000    6,010,000         6,010,000
 Securities available-for-sale                      4,384,229         4,384,229            -                 -
 Nonmarketable equity securities                      195,000           195,000      195,000           195,000
 Loans                                             16,238,315        16,549,003      905,147           905,147
 Allowance for loan losses                           (164,787)         (164,787)     (15,000)          (15,000)
 Accrued interest receivable                          122,234           122,234        4,115             4,115

FINANCIAL LIABILITIES:
 Demand deposit, interest-bearing transaction,
    and savings accounts                          $ 9,127,363   $     9,127,363   $1,553,269   $     1,553,269
 Certificates of deposit and other time deposits   10,072,751        10,300,665      386,074           386,074
 Borrowings                                           500,000           500,000            -                 -
 Accrued interest payable                             188,144           188,144        2,127             2,127


                                                   NOTIONAL      ESTIMATED FAIR    NOTIONAL     ESTIMATED FAIR
                                                    AMOUNT           VALUE          AMOUNT          VALUE
                                                  ------------  ----------------  -----------  ----------------
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
 Commitments to extend credit                     $ 1,534,123   $     1,534,123   $  449,117   $       449,117
 Standby letters of credit                             43,000            43,000            -                 -


NOTE  19  -  EMPLOYMENT  CONTRACT
---------------------------------

Sun Bancshares, Inc., has a three-year employment contract with its President. Subject to certain conditions, at the end of the initial three-year term of the contract and every year thereafter, the contract shall be extended for an additional year so that the remaining term of the contract will always be one year.

In accordance with the contract, the President was paid a $10,000 cash bonus on the date the Bank opened for business and shall be eligible to receive an annual cash bonus not to exceed 5% of the Bank's pretax income if the Bank achieves certain performance levels established by the Board of Directors. No bonus was accrued for 2001, since the Bank had a pretax loss for 2001.

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUN BANCSHARES, INC. (PARENT COMPANY ONLY)
----------------------------------------------------

Presented below are the condensed financial statements of Sun Bancshares, Inc. (Parent Company Only).

                                 BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                2001        2000
                                             ----------  ----------
ASSETS
 Cash                                        $  108,181  $  109,216

 Investment in banking subsidiary             5,334,102   5,950,383
                                             ----------  ----------
 Total assets                                $5,442,283  $6,059,599
                                             ==========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
     Liabilities                             $        -  $        -

 Shareholders' equity                         5,442,283   6,059,599
                                             ----------  ----------
 Total liabilities and shareholders' equity  $5,442,283  $6,059,599
                                             ==========  ==========

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
             AND FOR THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999

                                                          2001        2000        1999
                                                       ----------  ----------  ----------
INCOME
    Interest                                           $       -   $       -   $     237
                                                       ----------  ----------  ----------
EXPENSES
    Miscellaneous                                          1,035           -           -
    Organizational                                             -      50,000     165,033
                                                       ----------  ----------  ----------
LOSS BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED LOSSES OF BANKING SUBSIDIARY              (1,035)    (50,000)   (164,796)

 Income tax expense                                            -           -           -

 Equity in undistributed losses of banking subsidiary   (629,744)   (504,821)          -
                                                       ----------  ----------  ----------
 NET LOSS                                              $(630,779)  $(554,821)  $(164,796)
                                                       ==========  ==========  ==========

                              SUN BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - SUN BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)
----------------------------------------------------

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
             AND FOR THE PERIOD AUGUST 3, 1999 TO DECEMBER 31, 1999

                                                                      2001         2000         1999
                                                                   ----------  ------------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                          $(630,779)  $  (554,821)  $(164,796)
 Adjustments to reconcile net loss to net cash provided (used) by operating activities:
 Equity in undistributed losses of banking subsidiary                629,744       504,821           -
 Pre-opening expenses transferred to the Bank                              -       164,796
 Decrease (increase) in other assets                                       -        39,907      (9,167)
                                                                   ----------  ------------  ----------
 Net cash provided (used) by operating activities                     (1,035)      154,703    (173,963)
                                                                   ----------  ------------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Cancellation of common stock                                              -           (10)          -
 Purchase of Bank's common stock                                           -    (6,620,000)          -
 Purchase of premises and equipment                                        -             -     (30,740)
                                                                   ----------  ------------  ----------
 Net cash used by investing activities                                     -    (6,620,010)    (30,740)
                                                                   ----------  ------------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase (decrease) from borrowings                                   -      (250,000)    250,000
 Issuance of common stock                                                  -     7,150,000          10
 Costs of stock issuance                                                   -      (336,227)    (34,557)
                                                                   ----------  ------------  ----------
 Net cash provided by financing activities                                 -     6,563,773     215,453
                                                                   ----------  ------------  ----------

 INCREASE (DECREASE) IN CASH                                          (1,035)       98,466      10,750

 CASH, BEGINNING OF PERIOD                                           109,216        10,750           -
                                                                   ----------  ------------  ----------

 CASH, ENDING OF PERIOD                                            $ 108,181   $   109,216   $  10,750
                                                                   ==========  ============  ==========

                                   SUN BANCSHARES, INC.

                                   BOARD OF DIRECTORS


Thomas Bouchette. . . . . . . . . . . . . . . . . .  President, Sun Bancshares, Inc.;
                                 President and Chief Executive Officer, SunBank, N.A.

Dalton B. Floyd, Jr.. . . . . . . . . . . . . . . .  Attorney, The Floyd Law Firm PC;
                                       Chief Executive Officer, Sun Bancshares, Inc.;
                                                 Chairman of the Board, SunBank, N.A.

Edsel J. ("Coupe") De Ville . . . . . . . . . . . . . . Aerial Photography Consultant

JOHN S. DIVINE, III . . . . . . . . . . . . . . . . . CO-OWNER, DIVINE HOLDINGS, LLC;
                                                   CO-OWNER, DIVINE RESTAURANTS, INC.

Jeanne Fourrier-Eggart. . . . . . . . . . . . . . . . . . . . . . . . . .Periodontist
                                              Owner, Jeanne L. Fourrier, DDS, MHS, PA

David E. Grabeman . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Dentist
                                                        Owner, David E. Grabeman, DDS

Richard Edwin Heath . . . Certified Public Accountant and Certified Valuation Analyst

Paul John Hletko. . . . . . . . . . . . . . . . . . . . . . . . . . . .  Pediatrician
                                               Owner, Georgetown Pediatric Center, PA

Judy B. Long. . . . . . . . . . . . Sole/part owner of Four Seasons, Screen Printing,
                                  Sports Spectacular, Inc., Super Sports Spectacular,
                                                          Carol, Inc., and Fins, Inc.

Georgie B. Martin . . . . . . . . . . . . . . . . . . . .Owner, Garden City Pavilion;
                                         President and Owner, Independent Coin, Inc.;
                                                      Owner, Martin Amusements, Inc.;
                                                           Owner, Martin Rentals, Inc

Thomas O. Morris, Jr. . . . . . . . .Pharmacist, President, Hemingway Pharmacy, Inc.;
                                                        President, Home Medical Care

Joel A. Pellicci. . . . . . . . . . . . . . .President and Owner, Jo-Lin Enterprises

Donald E. Perry . . . . . . . . . . .President and Co-Owner, Lakewood Camping Resort

Chandler C. Prosser . . . . . . .  President and Owner, Prosser Realty Company, Inc.;
                                                 Managing Partner, Wachesaw Golf, LLC

Larry N. Prosser. . . . . . . . . . . . . . . .President and Owner, Glenn's Bay, Inc.


                                 SENIOR OFFICERS

              Thomas Bouchette                          Randy L. Carmon
   President and Chief Executive Officer         Senior Vice President and
                                                  Chief Financial Officer

              John L. Truelove                         Lynn Wood Wilson
        Senior Vice President and                     Vice President and
          Senior Lending Officer               Georgetown Area Executive Officer

                               SUN BANCSHARES, INC.

                                 CORPORATE DATA

                                 ANNUAL MEETING:

The Annual Meeting of Shareholders of Sun Bancshares, Inc., will be held at Belin Memorial United Methodist Church, Murrells Inlet, South Carolina on May 13, 2002 at 4:30p.m.


CORPORATE OFFICE:                       GENERAL COUNSEL:
----------------                        ---------------

4367 Riverwood Drive                    The Floyd Law Firm P.C.
Post Office Box 1359                    Dalton B. Floyd, Jr.
Murrells Inlet, South Carolina 29576    15 Highway 17 South
Phone (843) 357-7007                    Surfside Beach, South Carolina 29587
Fax (843) 357-7008

STOCK TRANSFER DEPARTMENT:              INDEPENDENT AUDITORS:
-------------------------               --------------------

Sun Trust Bank                          Tourville, Simpson & Caskey, L.L.P.
Mail Code 258                           500 Taylor Street, Suite 101
Post Office Box 4625                    Post Office Box 1769
Atlanta, Georgia 30302                  Columbia, S.C. 29202

STOCK  INFORMATION:
------------------

The Common Stock of Sun Bancshares, Inc., is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "SNBA." There were approximately 460 shareholders of record on December 31, 2001.